Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

INSIGHT ENTERPRISES, INC.

(“Parent”),

REEF ACQUISITION CO.

(“Merger Sub”)

and

DATALINK CORPORATION

(the “Company”)

Dated as of November 6, 2016

Agreement and Plan of Merger	Page i

Agreement and Plan of Merger	Page ii

Section 8.6	Assignment; No Third-Party Beneficiaries	53
Section 8.7	Severability	53
Section 8.8	Entire Agreement	54
Section 8.9	Enforcement; Specific Performance	54
Section 8.10	Disclosure Letter	54
Section 8.11	Non-Recourse	54

Exhibit A:	Definitions
Exhibit B:	Form of Articles of Incorporation of the Surviving Corporation
Exhibit C:	Form of Voting Agreement

Agreement and Plan of Merger	Page iii

AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger (referred to interchangeably as this “Agreement” or the “Plan of Merger”), dated as of November 6, 2016, among Insight Enterprises, Inc., a Delaware corporation (“Parent”), Reef Acquisition Co., a Minnesota corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Datalink Corporation, a Minnesota corporation (the “Company”). Capitalized terms not otherwise defined herein shall have the meaning set forth in Exhibit A attached hereto.

RECITALS

A. The boards of directors (“Board of Directors”) of Parent and Merger Sub have approved and declared advisable this Agreement (with this Agreement being a “plan of merger,” as such term is used in Section 302A.611 of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes (the “MBCA”)), the Voting Agreement (as defined below) and the Transactions, including the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions set forth in this Agreement.

B. The Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement, the Plan of Merger, the Voting Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement, are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable this Agreement, the Plan of Merger and the Transactions, including the Merger, on the terms and subject to the conditions set forth in this Agreement; and (c) resolved to recommend that the shareholders of the Company approve the Merger and adopt the Plan of Merger.

C. Parent, as the sole shareholder of Merger Sub, has by resolution duly adopted the Plan of Merger and approved the Merger as contemplated by the MBCA.

D. Pursuant to the Merger, upon the terms and subject to the conditions set forth herein, each issued and outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”, and each share of Company Common Stock, a “Share” and collectively, the “Shares”) other than certain Shares as provided in Section 1.5(a)(ii) and Section 1.6, will be converted into the right to receive the Merger Consideration (as hereinafter defined).

E. As a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the members of the Company Board and the Company are entering into the voting agreement with Parent (the “Voting Agreement”), which is attached hereto as Exhibit C.

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AGREEMENT

In consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in compliance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. For purposes of this Agreement, (a) the corporation surviving the Merger after the Effective Time is sometimes referred to as the “Surviving Corporation”; and (b) the Company and Merger Sub are collectively referred to as the “Constituent Corporations.”

Section 1.2 Merger Closing.

(a) The Merger shall be consummated (the “Closing”) at 9:00 a.m. (central time) on a date to be specified by Parent (the “Closing Date”), which shall be no later than the later of (i) January 3, 2017, (ii) the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), and (iii) forty days after the Company has filed its quarterly report on Form 10-Q for the quarter ended September 30, 2016 at the offices of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

(b) At the Closing, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of Minnesota articles of merger (the “Articles of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the MBCA and shall make all other filings or recordings required under the MBCA (if any). The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Minnesota, or at such later time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective, the “Effective Time”).

Section 1.3 Effect of Merger; Organizational Documents; Directors and Officers.

(a) The Merger shall have the effects set forth in this Agreement and in Section 302A.641 of the MBCA.

(b) At the Effective Time, in accordance with Section 302A.611, Subd. 1(d), of the MBCA, the articles of incorporation of the Company shall be amended and restated in their entirety to be identical to the form attached as Exhibit B and, from and after the Effective Time, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law. From and after the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to

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the Surviving Corporation), until thereafter amended in accordance with applicable Law. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall serve until the earlier of their resignation or removal or their respective successors are elected or appointed and qualified in accordance with applicable Law, as the case may be. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall serve until the earlier of their resignation or removal or until their respective successors have been elected or appointed and qualified in accordance with applicable Law, as the case may be.

Section 1.4 Conversion of Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of shares of the capital stock of Merger Sub, each share of common stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 1.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares the following shall occur:

(i) Each Share issued and outstanding immediately prior to the Effective Time (other than (A) any Shares to be cancelled pursuant to Section 1.5(a)(ii); and (B) any Dissenting Shares) shall be converted automatically into the right to receive from Parent and the Surviving Corporation an amount in cash equal to $11.25, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate representing any such Shares or of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration upon surrender of such Certificate or such Book-Entry Shares in accordance with Section 1.7, without interest and subject to any withholding of Taxes required by applicable Law.

(ii) Each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment shall be made with respect thereto.

Section 1.6 Dissenters’ Rights.

(a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held of record or beneficially by a Person who has not voted in favor of approval of the Merger and adoption of the Plan of Merger and who is entitled to demand and properly demands dissenter’s rights with respect to such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Sections 302A.471 and 302A.473 of the MBCA (the “Dissenters’ Rights”), shall not be converted into or represent the right to receive the Merger Consideration for such Dissenting Shares but instead shall be entitled only to payment of the fair value (including interest determined in accordance with Section 302A.473 of the MBCA) of such Dissenting Shares in accordance with the Dissenters’ Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive,

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withdraw or lose the right to dissent under the Dissenters’ Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration, upon surrender of such Dissenting Shares in accordance with Section 1.7, without interest and subject to any withholding of Taxes required by applicable Law.

(b) The Company shall provide prompt notice to Parent and its counsel of any demands, attempted withdrawals of such demands and any other instruments served pursuant to applicable Law that are received by the Company for Dissenters’ Rights with respect to any Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

(c) If the Surviving Corporation makes any payment with respect to the Dissenting Shares to the holders thereof pursuant to the Dissenters’ Rights, then any portion of the Merger Consideration relating to such Dissenting Shares held in the Exchange Fund shall be delivered by the Paying Agent to the Surviving Corporation upon demand.

Section 1.7 Exchange of Certificates.

(a) Paying Agent. A paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) shall act as agent (the “Paying Agent”) for the payment of the aggregate Merger Consideration in accordance with the terms of this Section 1.7. Parent shall, or shall take all steps necessary to enable and cause Merger Sub to, deposit with the Paying Agent at or promptly following (and in any event within the same day as) the Effective Time, the cash necessary to pay for the Shares converted into the right to receive the Merger Consideration pursuant to Section 1.5 (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to such holders, be held in cash or invested in Specified Securities by the Paying Agent as directed by Parent; provided that no gain or loss thereon shall affect the amounts payable hereunder and Parent shall take all actions necessary to ensure that the Exchange Fund includes at all times cash sufficient to satisfy Parent’s obligation under this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs, and no part of such net profits shall accrue to the benefit of holders of the Shares.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was a holder of record of Shares immediately prior to the Effective Time, whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5, (i) a letter of transmittal in customary form for use in effecting the surrender of stock certificates that immediately prior to the Effective Time represented Shares (each, a “Certificate”) or uncertificated Shares represented by book-entry (“Book-Entry Shares”) (which letter of transmittal shall include customary provisions with respect to the use of an “agent’s message” for Book-Entry Shares and shall also specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall

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pass, only upon delivery of the Certificates or transfer of the Book-Entry Shares to the Paying Agent); and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of a Certificate or a Book-Entry Share for cancellation to the Paying Agent, together with a completed and duly executed letter of transmittal (or a valid “agent’s message” agreeing to the terms of such letter of transmittal, sent in accordance with the applicable procedures of The Depositary Trust Company) and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, net of applicable Taxes withheld pursuant to Section 1.7(f), and the Certificate or Book-Entry Shares so surrendered shall then be cancelled. If payment of any Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) formerly representing Shares are registered in the transfer records of the Company, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. Payment of the applicable Merger Consideration with respect to Book-Entry Shares shall be made only to the Person in whose name such Book-Entry Shares are registered. Until surrendered in accordance with this Section 1.7(b), subject to the Dissenters’ Rights, each Certificate and Book-Entry Share shall be deemed at all times from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of the Shares previously represented by such Certificate or Book-Entry Share pursuant to this Article 1. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 1.

(c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates and Book-Entry Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and the Surviving Corporation shall not permit any further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article 1, except as otherwise provided by Law.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Shares for one year after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 1 shall thereafter only be entitled to receive from Parent and the Surviving Corporation (subject to abandoned property, escheat or similar Laws, as general creditors thereof) payment of their claim for Merger Consideration. To the extent permitted by applicable Law, none of Parent, Merger Sub, the Company or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(e) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if requested by Parent or the Paying Agent, the posting by such Person of a bond in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect thereto pursuant to this Agreement.

(f) Withholding Rights. Parent, Merger Sub, the Paying Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, such amounts, if any, as Parent, Merger Sub, the Paying Agent or the Company is required to deduct and withhold with respect to the making of such payment under the applicable Law. To the extent that amounts are so withheld by Parent, Merger Sub, the Paying Agent or the Company, such amount shall be (i) paid over to the appropriate Tax Authority; and (ii) treated for all purposes of this Agreement as having been paid to the former holder of the Shares, Options, Shares of Restricted Stock, Restricted Stock Units or Performance Stock Units, as the case may be, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Paying Agent or the Company.

Section 1.8 Equity-Based Compensation Plans and Awards.

(a) Treatment of Restricted Stock. Each Share of Restricted Stock that is outstanding immediately prior to the Effective Time shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to the Merger Consideration, net of any Taxes withheld pursuant to Section 1.7(f). Following the Effective Time, no Share of Restricted Stock that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Share of Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(a) in exchange for such Share of Restricted Stock in accordance with this
Section 1.8(a). The consideration payable under this Section 1.8(a) to each former holder of a Share of Restricted Stock that was outstanding immediately prior to the Effective Time shall be paid by the Company (failing which, Parent) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 1.7(f).

(b) Treatment of Options. With respect to each Option that is outstanding immediately prior to the Effective Time, whether vested or unvested, (A) if the exercise price of such Option is equal to or greater than the Merger Consideration, such Option shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (B) if the exercise price of such Option is less than the Merger Consideration, such Option shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, in accordance with this Section 1.8(b), a lump sum cash payment in the amount of the aggregate Option Consideration with respect to such Option, as applicable, net of any Taxes withheld pursuant to Section 1.7(f). Following the Effective Time, no Option that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of an Option shall cease to have any rights with respect thereto, except to receive the consideration (if any) set forth in

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this Section 1.8(b) in exchange for such Option, as applicable, in accordance with this Section 1.8(b). The consideration (if any) payable under this Section 1.8(b) to each former holder of an Option that was outstanding immediately prior to the Effective Time shall be paid by the Surviving Corporation (failing which, Parent) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 1.7(f).

(c) Treatment of Restricted Stock Units. Each Restricted Stock Unit that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to the product of (i) the number of Shares subject to such Restricted Stock Unit; and (ii) the Merger Consideration, net of any Taxes withheld pursuant to Section 1.7(f). Following the Effective Time, no such Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Restricted Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(c) in exchange for such Restricted Stock Unit in accordance with this Section 1.8(c). The consideration payable under this Section 1.8(c) to each former holder of a Restricted Stock Unit that was outstanding immediately prior to the Effective Time shall be paid by the Company (failing which, Parent) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 1.7(f); provided, that, with respect to any Restricted Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(d) Treatment of Performance Stock Units. Each Performance Stock Unit that is outstanding or payable as of immediately prior to the Effective Time, whether vested or unvested, shall terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment equal to the product of (A) the number of Shares subject to such Performance Stock Unit; and (B) the Merger Consideration, net of any Taxes withheld pursuant to Section 1.7(f). Following the Effective Time, no such Performance Stock Unit that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Performance Stock Unit shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in this Section 1.8(d) in exchange for such Performance Stock Unit in accordance with this Section 1.8(d). The consideration payable under this Section 1.8(d) to each former holder of a Performance Stock Unit that was outstanding immediately prior to the Effective Time shall be paid by the Company (failing which, Parent) to such former holder as soon as practicable following the Effective Time (but in any event not later than three Business Days thereafter), net of any Taxes withheld pursuant to Section 1.7(f); provided, that, with respect to any Performance Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time

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permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.

(e) Plan Matters. The Company and the Company Board (and any subcommittee thereof) shall adopt such resolutions and take such action as may be necessary or desirable to give effect to this Section 1.8. By virtue of the Merger and without further action, the 2011 Incentive Compensation Plan and any other outstanding Stock Plan shall be terminated as of the Effective Time.

Section 1.9 Further Action. If at any time after the Effective Time, any further action is necessary or desirable to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of the Surviving Corporation are fully authorized in the name of each Constituent Corporation, or otherwise, to take, and shall take, all such lawful and necessary action.

Section 1.10 Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (a) disclosed in any Company SEC Report filed with the SEC since January 1, 2016 and publicly available prior to the date hereof (other than (i) any information that is contained in the “Risk Factors” section of such reports, except to the extent such information consists of factual historical or current statements; and (ii) any forward-looking statements, or other statements that are similarly predictive or forward-looking in nature, contained in such reports) or (b) set forth on the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (each section of which qualifies (i) the correspondingly numbered representation and warranty or covenant; and (ii) other sections of this Agreement to the extent reasonably apparent from a reading of the disclosure that such disclosure is applicable to such other sections), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 2.1 Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the MBCA. Each Subsidiary of the Company is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization. The Company and each of its Subsidiaries (i) has all requisite corporate power and authority necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, (ii) possesses all licenses, franchises, permits, certificates, approvals

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and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of its business as now conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or licensing necessary, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws that are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. All such Company Charter Documents are in full force and effect, and the Company is not in violation in any material respect of any of the provisions thereof.

Section 2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 Shares. As of November 3, 2016, 22,259,492 Shares were issued and outstanding (including 1,068,709 Shares of Restricted Stock). Such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive or similar rights under any provision of the MBCA and the Company Charter Documents or any agreement to which the Company is a party or by which the Company is otherwise bound. Since November 3, 2016, there has been no change in the number of Shares issued and outstanding other than due to activity with respect to Options, Shares of Restricted Stock, Restricted Stock Units and Performance Stock Units outstanding as of November 3, 2016.

(b) As of November 3, 2016, 2,362,034 Shares were reserved for issuance under the Stock Plans, including 895,120 Shares subject to issuance upon exercise of outstanding Options, 48,698 Shares subject to issuance under outstanding Restricted Stock Units and 155,005 Shares subject to issuance under outstanding Performance Stock Units. Since November 3, 2016, there have been no issuances of Options, Restricted Stock, Restricted Stock Units or Performance Stock Units.

(c) Section 2.2(c) of the Company Disclosure Letter sets forth a complete and accurate list of all outstanding Options, Shares of Restricted Stock, Restricted Stock Units, and Performance Stock Units as of November 3, 2016, indicating for each: (i) the name of the holder thereof, (ii) the date of grant, (iii) the number of vested and unvested Shares subject thereto, (iv) the vesting, exercisability or settlement schedules (as applicable), and (v) for each Option, the expiration date and exercise price. The Company has made available to Parent complete and accurate copies of all (w) Stock Plans; (x) forms of agreements evidencing Options; (y) forms of agreements evidencing Shares of Restricted Stock; (z) forms of agreements evidencing Restricted Stock Units; and (aa) forms of agreements evidencing Performance Stock Units.

(d) Except as set forth in this Section 2.2 or the corresponding Sections of the Company Disclosure Letter, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock of or other voting securities of or ownership interests in the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company; (iii) warrants, calls, options, preemptive or other rights to acquire from the Company, or other obligation of the

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Company to issue, any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable for capital stock or other voting securities or ownership interests in the Company; or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of the Company, in each case that have been issued by the Company or with respect to which the Company has obligations (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). The Company is not a party to any voting agreement with respect to the voting of any Company Securities. There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which shareholders of the Company may vote.

Section 2.3 Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to the adoption of the Plan of Merger by the Company’s shareholders under the MBCA and the Company Charter Documents, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized and approved by the Company Board and the Special Committee. No other corporate proceeding on the part of the Company is necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, except for the approval of the Merger and adoption of the Plan of Merger by the holders of a majority of the issued and outstanding Shares (the “Required Company Shareholder Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally and equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement by the Company nor the performance or consummation by the Company of the Transactions will (i) result in a violation or breach of or conflict with the Company Charter Documents; (ii) result in a modification, violation or breach of, increased or accelerated liability or obligations under or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon, any of the properties, rights or assets owned or operated by the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of them or their respective properties, rights or assets may be bound; or (iii) subject to receipt of the Required Company Shareholder Vote and obtaining or

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making the Consents referred to in Section 2.3(c), violate any judgment, ruling, order, writ, injunction or decree of any Governmental Authority (“Judgment”) or any statute, code, decree, law, ordinance, rule, regulation or order of any Governmental Authority (“Law”), in each case applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, with respect to events described in the foregoing clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have a Company Material Adverse Effect. Section 2.3(b) of the Company Disclosure Letter sets forth a correct and complete list of Company Material Contracts pursuant to the terms of which material consents or waivers are required prior to and in respect of the consummation of the Transactions in order to avoid any of the effects described in clause (ii) of the first sentence of this Section 2.3(b) (whether or not subject to the exception set forth with respect to clauses (A) and (B) above).

(c) No Consent with or of any United States federal, state or local governmental or regulatory authority, court, body or instrumentality or any governmental or regulatory authority, court, body or instrumentality outside of the United States (each, a “Governmental Authority”) is necessary to be obtained or made by the Company or any of its Subsidiaries in connection with the Company’s execution and delivery of this Agreement or the consummation by the Company of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of a proxy statement in definitive form relating to the Company Shareholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) and compliance with other applicable requirements of the Exchange Act; (iii) such reports under Section 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iv) compliance with the rules of NASDAQ; (v) such Consents as may be required under any applicable foreign or state securities, “blue sky” or takeover law; (vi) such Consents as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and under the Other Antitrust Laws set forth in Section 6.1(c) of the Company Disclosure Letter; (vii) the other Consents with or of Governmental Authorities set forth in Section 2.3(c) of the Company Disclosure Letter; and (viii) such other Consents which if not obtained or made would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have a Company Material Adverse Effect.

(d) On or prior to the date hereof, a committee consisting of only disinterested directors of the Company Board, which complies with the requirements for such a committee set forth in Section 302A.673, Subd. 1(d), of the MBCA, and acting in accordance with Section 302A.673 of the MBCA (the “Special Committee”) has duly and unanimously:

(i) approved this Agreement, the Plan of Merger and the Transactions (including the Merger and the Voting Agreement), which approval, to the extent applicable and assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, constituted approval for the purposes of Sections 302A.671 and 302A.673 of the MBCA as a result of which this Agreement, the Plan of Merger and the Transactions, including

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the Merger, the Voting Agreement and the other Transactions, are not and will not be subject to the restrictions on “control share acquisitions” or “business combinations” with an “interested shareholder” under the provision of Sections 302A.671 and 302A.673, respectively, of the MBCA; and

(ii) recommended to the Company Board that the Company Board approve this Agreement, the Plan of Merger and the Transactions (including the Merger and the Voting Agreement).

(e) On or prior to the date hereof, the Company Board has duly and unanimously adopted and as of the date hereof has not rescinded or modified in any way resolutions, (i) declaring that this Agreement, the Plan of Merger and the Transactions, including the Merger, are fair to and in the best interests of the Company and its shareholders; (ii) approving and declaring advisable this Agreement, the Plan of Merger and the Transactions, including the Merger (such approval having been made in accordance with the MBCA, including for purposes of Section 302A.613, Subd.1, thereof); (iii) recommending that the Company’s shareholders approve the Merger and adopt the Plan of Merger (such recommendations, the “Board Recommendation,” and such actions by the Company Board in this Section 2.3(e) and the actions of the Special Committee set forth in Section 2.3(d), collectively, the “Board Actions”); and (iv) directing that the approval of the Merger and the adoption of the Plan of Merger be submitted as promptly as practicable to the shareholders of the Company.

(f) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, no further action is required by the Company Board (or any committee thereof) or the shareholders of the Company to render inapplicable to this Agreement, the Merger, the Voting Agreement and the other Transactions (i) the restrictions on a “control share acquisition” (as defined in Section 302A.011, Subd. 38, of the MBCA) set forth in Section 302A.671 of the MBCA; (ii) the restrictions on “business combinations” with an “interested shareholder” (each as defined in Section 302A.011, Subd. 46 and Subd. 49, respectively, of the MBCA) set forth in Section 302A.673 of the MBCA; (iii) other similar anti-takeover statute or regulation in effect under Minnesota law; or (iv) any anti-takeover provision in the Company Charter Documents and, accordingly, none of the foregoing anti-takeover or similar statute or regulation or any anti-takeover provision in the Company Charter Documents applies to this Agreement, the Merger, the Voting Agreement or any other Transactions. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 3.7, no other “moratorium”, “control share acquisition”, “business combination”, “fair price” or other form of anti-takeover Laws are or will be applicable to the Merger or the other Transactions, nor will any such Laws restrict, impair or delay the ability of Parent or Merger Sub after the Closing to vote or otherwise exercise all rights as a shareholder of the Company.

Section 2.4 Subsidiaries. A correct and complete list of all Subsidiaries of the Company and their respective jurisdictions of organization is set forth in Section 2.4 of the Company Disclosure Letter. Each of the Company’s Subsidiaries is wholly owned by the Company, directly or indirectly, free and clear of any Liens. No Person, other than the Company and its Subsidiaries, owns any equity interest in any Subsidiary of the Company, including any interest of the types described in the definition of “Company Securities” in Section 2.2(d) (substituting “Subsidiary of the Company” for each reference to “the Company” in such

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definition) (such interests, together with the Company Securities, the “Group Securities”). Except for such Subsidiaries and any marketable securities held either as part of routine treasury management or in connection with an Employee Benefit Plan, in each case that represent less than one percent of the outstanding capital stock of the applicable company, the Company does not own or control, directly or indirectly, any membership interest, partnership interest, joint venture interest, other equity or ownership interest or any other capital stock of any other Person.

Section 2.5 SEC Reports and Financial Statements.

(a) Since January 1, 2015, the Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents required to be filed or furnished by the Company with or to the SEC. All such registration statements, forms, reports, schedules, certifications, registration statements, definitive proxy statements and other documents, as they have been supplemented, modified or amended since the date of filing, are referred to herein as the “Company SEC Reports.” As of their respective dates, and giving effect to any supplements, modifications or amendments thereto, (i) the Company SEC Reports complied, or if filed or furnished after the date hereof, will comply, in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of such Company SEC Reports contained, or if filed or furnished after the date hereof, will contain, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated balance sheets, and the related consolidated statements of operations, stockholders’ equity, and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports (collectively, the “Company Financial Statements”) complied, or if filed or furnished after the date hereof, will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly in all material respects the financial position and the results of operations and cash flows of the Company as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that will not be material in amount or effect). Except as disclosed or reflected in the Company Financial Statements as of and for the period ended December 31, 2015 or otherwise disclosed in the Company SEC Reports filed after that date and prior to the date of this Agreement, the Company does not have any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, whether or not required to be recorded or reflected on a balance sheet in accordance with GAAP, other than (i) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2015; (ii) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or (iii) liabilities or obligations incurred in connection with the Transactions.

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(c) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the intended result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company SEC Reports.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by (or if filed after the date hereof, will be accompanied by) the certifications, if any, required to be filed or submitted by the Company’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied (or if filed after the date hereof, will comply) in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

(e) The Company maintains a system of disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 promulgated under the Exchange Act) that provide reasonable assurance that information required to be disclosed by the Company in its filings with the SEC and other public disclosure documents is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act). Such system of internal controls over financial reporting is sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(f) There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of the Company, threatened, in each case regarding any accounting practices of the Company (excluding routine audits and reviews in connection with the preparation of financial statements and not relating to any alleged errors or improprieties).

(g) The Company has provided Parent with its unaudited interim financial statements as of and for each of the one-month periods ended July 31, 2016, August 31, 2016 and September 30, 2016 (the “Management Accounts”). The Management Accounts (i) were, in all material respects, prepared in accordance with the accounting principles, practices, methodologies and policies customarily used by the Company in connection with its preparation of internal monthly financial statements for use by the Company’s management, (ii) were prepared from the Company’s financial and accounting records and (iii) present fairly in all material respects the financial position and the results of operations of the Company as of the dates or for the periods presented therein, provided that the Management Accounts were

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prepared for internal use by Company management, have not been audited or reviewed, and do not reflect any quarter-end or year-end adjustments.

Section 2.6 Absence of Material Adverse Changes, etc. Since December 31, 2015 until the date of this Agreement, there has not been or occurred any event, change, occurrence or development of a state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From June 30, 2016 until the date of this Agreement, except as contemplated hereby, (a) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business; and (b) there has not been any action or event that would have constituted a material breach of Section 4.1 (other than actions or events of the kind set forth in Section 4.1(b)(vii), Section 4.1(b)(ix), Section 4.1(b)(xii), or Section 4.1(b)(xxi) (as they relate to clauses (vii), (ix) and (xii)) that have been taken or occurred in the Ordinary Course of Business) had such action or event occurred after the date of this Agreement without the consent of Parent.

Section 2.7 Litigation. There are no (a) Actions pending or, to the Knowledge of the Company, threatened, to which the Company or any of its Subsidiaries is a party; or (b) Judgments outstanding (or, to the Knowledge of the Company, threatened to be imposed) against the Company or any of its Subsidiaries, in each case that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions.

Section 2.8 Disclosure Documents. Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company’s shareholders in connection with the Company Shareholders Meeting (the “Company Disclosure Documents”), including the Proxy Statement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in any Company Disclosure Document.

Section 2.9 Broker’s or Finder’s Fees. Except for Raymond James & Associates, Inc. (the “Company Financial Advisor”), no agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of the Company or under the Company’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent prior to the execution of this Agreement a true and

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complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Transactions.

Section 2.10 Employee Plans.

(a) Section 2.10(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all material Employee Benefit Plans. For purposes of this Agreement, “Employee Benefit Plan” means any benefit or bonus or incentive compensation plan, program, policy, practice, agreement, contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. For the avoidance of doubt, Employee Benefit Plans include any “employee benefit plan” within the meaning of Section 3(3) of ERISA (each, an “ERISA Plan”).

(b) With respect to each material Employee Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the Employee Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (2) a written description of such Employee Benefit Plan if such plan is not set forth in a written document, (3) the most recently prepared actuarial report, and (4) all material correspondence to or from any Governmental Authority received in the last three years.

(c) With respect to each ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (1) the most recent summary plan description together with any summaries of all material modifications thereto, (2) the most recent IRS determination or opinion letter, and (3) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).

(d) (i) Each Employee Benefit Plan (including any related trusts) has been established and administered in all material respects in accordance with its terms, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws; (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries to each Employee Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with generally accepted accounting principles; and (iii) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened with respect to any Employee Benefit Plan which could reasonably be expected to result in a material liability to the Company or any of its Subsidiaries.

(e) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination or opinion letter from the IRS to the effect that such Employee Benefit Plan is qualified and the plan and trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Employee Benefit Plan.

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(f) None of the Company, any Subsidiary of the Company or any ERISA Affiliate has within the last six years (i) sponsored, maintained or been obligated to contribute to an Employee Benefit Plan that is or was ever subject to Section 412 of the Code or Section 302 or Title IV of ERISA; or (ii) been obligated to contribute to a “multiemployer plan” (as defined in Sections 4001(a)(3) and 3(37) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) None of the Employee Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable Law.

(h) Neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (1) entitle any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (2) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (3) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits, or otherwise give rise to any material liability, under any Employee Benefit Plan, (4) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Effective Time or (5) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i) Neither the Company nor any Subsidiary has any obligation to provide, and no Employee Benefit Plan or other agreement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

Section 2.11 Taxes.

(a) (i) All material Tax Returns required to be filed by, or on behalf of, the Company or any of its Subsidiaries have been timely filed, or will be timely filed on or before the Closing Date, in accordance with applicable Law, and all such Tax Returns are correct and complete in all material respects; (ii) the Company has paid in full on a timely basis all material Taxes due and owing (whether or not shown to be due on any such Tax Returns) or has established in accordance with GAAP an adequate accrual therefor in the Company Financial Statements; and (iii) there are no Liens on any of the assets or properties of the Company and its Subsidiaries with respect to Taxes. The federal income Tax Returns referred to in clause (i) have been examined by the IRS or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired.

(b) No audit or other proceeding by any Governmental Authority is pending or threatened in writing with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries.

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(c) All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent Company Financial Statements.

(d) Neither the Company nor any of its Subsidiaries (i) is or has been included in any “consolidated,” “affiliated,” “unitary” or “combined” Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period (other than a group that includes the Company and any Subsidiary of the Company); and (ii) has incurred any liability for the payment of any Taxes for or to any other Person (other than the Company and any Subsidiary of the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(e) Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(f) During the past two years, neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to, or is bound by, or has any obligation under, any Tax Sharing Agreement, other than customary Tax indemnification or allocation provisions in contracts not relating primarily to Taxes, pursuant to which it will have any obligation to make any payments in respect of Taxes after the Effective Time.

(h) No closing agreement pursuant to Section 7121 of the Code (or any similar provision of any state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries. Other than as a result of extending the due date for filing a Tax Return, there are no outstanding agreements, waivers or arrangements extending the statutory period of limitation for any claim for or collection of Taxes of the Company or any of its Subsidiaries.

(i) Neither the Company nor any Subsidiary will be required to include any amounts in, or exclude any item of deduction from, income for any period (or portion thereof) ending after the Closing Date as a result of (i) a change in method of accounting occurring on or before the Closing Date; (ii) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date; (iii) a prepaid amount received, or paid, on or before the Closing Date; or (iv) deferred gains arising on or before the Closing Date.

(j) Neither the Company nor any Subsidiary has received from any jurisdiction where the Company and/or Subsidiary has not filed any Tax Returns any (i) written or, to the Knowledge of the Company, oral notice indicating an intent to open an audit or other review, (ii) written or, to the Knowledge of the Company, oral request for information related to Tax matters, or (iii) written or, to the Knowledge of the Company, oral notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company and/or Subsidiary.

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Section 2.12 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Each of the Company and its Subsidiaries is and for the past five years has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all permits, notices, approvals and authorizations, if any, required under Environmental Laws in connection with the operation of the Company’s and its Subsidiaries’ business.

(b) There are no pending or, to the Knowledge of the Company, threatened, demands, claims, investigations, proceedings, information requests, or notices against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any property currently or formerly owned or leased by the Company or any of its Subsidiaries alleging non-compliance with or liability under any Environmental Law.

(c) Neither the Company nor any of its Subsidiaries has stored, released, used or disposed of any Hazardous Substances in a manner that would reasonably be expected to give rise to any liability under any Environmental Laws.

Section 2.13 Compliance with Laws. Each of the Company and its Subsidiaries is, and since January 1, 2014, has been, in compliance in all material respects with all Laws applicable to the Company or any of its Subsidiaries or by which any of them or their respective businesses or properties is bound. Since January 1, 2014, no Governmental Authority has issued any written notice or written notification stating that the Company or any of its Subsidiaries is not in compliance with any Law, except where any such non-compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.14 Anti-Corruption Laws.

(a) The Company and its Subsidiaries, and, to the Company’s Knowledge, the Representatives of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, have complied in all material respects with the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the U.K. Bribery Act, any applicable Law enacted in connection with, or arising under, the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Officials in International Business Transactions and any other applicable Law that relates to bribery or corruption (collectively, “Anti-Bribery Laws”).

(b) Neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any Representative of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, have been subject to any Actions or Judgments, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries in any way relating to applicable Anti-Bribery Laws.

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Section 2.15 Intellectual Property.

(a) To the Company’s Knowledge, the Company or one of its Subsidiaries owns, or has a valid and enforceable license or sublicense, or otherwise possesses legally enforceable rights to use, all Intellectual Property used to conduct the business of the Company and its Subsidiaries, as conducted as of the date hereof (“Company Intellectual Property”). For purposes of this Agreement, the term “Intellectual Property” means any and all material intellectual and industrial property and proprietary rights, including (i) patents, trademarks, service marks, trade names, copyrights and copyrighted works (including website content and advertising materials), domain names, designs and trade secrets; (ii) applications for and registrations of the foregoing (including divisions, provisional, continuations, continuations-in-part, reissues, re-examinations, foreign counterparts, extensions and renewals), domain names and designs; (iii) inventions (whether patentable or not), discoveries, utility models, processes, formulae, methods, confidential information, schematics, technology, know-how, computer software programs and applications, code, databases, systems and documentation; and (iv) customer lists and confidential information.

(b) Section 2.15(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date of this Agreement, of all Company Registered Intellectual Property, including the jurisdictions in which each such asset has been issued or registered or in which any application for such issuance and registration has been filed. The Company exclusively owns, free and clear of any and all Liens, all of the Company Registered Intellectual Property. For purposes of this Agreement, the term “Company Registered Intellectual Property” means all issued patents and patent applications (including divisions, continuations, continuations-in-part and renewals) and applications for and registrations of any trademarks, service marks, trade names, domain names, copyrights and designs that are owned by the Company or any of its Subsidiaries.

(c) The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate, impair or modify (i) any material license, sublicense or other agreement relating to any material Intellectual Property owned by the Company or any of its Subsidiaries; or (ii) any material license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party Intellectual Property that is material to the Company’s business (“In-licensed Intellectual Property”); or (iii) any material right of the Company or any of its Subsidiaries to develop, use, sell, or dispose of, or to bring any action for the infringement of, any Company Intellectual Property, except in each case as would not reasonably be expected to (A) materially and adversely affect the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have a Company Material Adverse Effect.

(d) To the Knowledge of the Company, the conduct of the Company’s business as conducted on the date hereof does not infringe, violate or constitute a misappropriation of, and during the three-year period prior to the date of this Agreement, the Company has not materially infringed, violated or misappropriated, any Intellectual Property of any third party. Within the prior three years, the Company has not received any written claim or notice from any Person

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(including by way of a cease and desist letter or an unsolicited offer for a license) (i) alleging any such infringement, violation or misappropriation; or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property (other than validity and enforceability challenges raised by intellectual property examiners in connection with the ex parte examination of intellectual property applications that are disclosed on Section 2.15(b) of the Company Disclosure Letter).

(e) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property in any material respect.

Section 2.16 Technology and Privacy. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) Within the three years prior to the date of this Agreement, there has been no failure or breakdown of or unauthorized access to or unauthorized use of, any information technology systems of the Company or any of its Subsidiaries, in each case, (i) that has resulted in a disruption or interruption in the operation of the business of the Company or any of its Subsidiaries, and (ii) that, to the Knowledge of the Company, has not been substantially repaired or remedied. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans, procedures and technologies.

(b) The computers, computer software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communication lines, and all other information technology equipment used in the operation of the business of the Company and its Subsidiaries (the “IT Assets”) (i) operate and perform as required by the Company and its Subsidiaries in connection with their respective businesses and (ii) to the Knowledge of the Company, are free from bugs or other defects, and do not contain or make available any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials.

(c) To the extent applicable to its operations, the Company has used commercially reasonable efforts to obtain the benefit of the safe harbors under 17 U.S.C. §§ 512(a), 512(b), 512(c) and 512(d) of the U.S. Digital Millennium Copyright Act and the safe harbors under 47 U.S.C. §§ 230(c)(1) and 230(c)(2) of the Communications Decency Act.

(d) The Company and its Subsidiaries have in place policies and procedures regarding data security, privacy, and the storage, transfer, use or processing of personally identifiable information that are commercially reasonable, and have taken commercially reasonable steps to safeguard and ensure the security and integrity of the IT Assets. The Company and its Subsidiaries are in compliance with all such policies and applicable Laws related to data privacy and data security, including with respect to the use, storage and disclosure of personally identifiable information. There has been (A) no loss or theft of data or security breach relating to data in the possession, custody or control of the Company or any of its Subsidiaries or used in the business of the Company and its Subsidiaries; (B) no violation of any security policy regarding any such data; (C) no unauthorized access or unauthorized use of any

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such data; and (D) no unintended or improper disclosure of any personally identifiable information in the possession, custody or control of the Company or any of its Subsidiaries.

(e) No Person other than the Company or its Subsidiaries (and its and their respective employees and authorized contractors) has or has had possession of any source code for any of the Company’s proprietary software.

Section 2.17 Employment Matters. Neither the Company nor any of its Subsidiaries is the subject of, nor, to the Company’s Knowledge, is there threatened, any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that may interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries. There are no pending or, to the Company’s Knowledge, threatened labor strikes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries, nor have there been any such actions within the past three years. Neither the Company nor any of its Subsidiaries is a party to, nor is it currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any labor union or organization. To the Company’s Knowledge, there are no union organizing activities involving any employees of the Company or any of its Subsidiaries, nor have there been any such activities within the past three years. To the Company’s Knowledge, the Company and its Subsidiaries are in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Neither the Company nor any of its Subsidiaries is a party to, or is otherwise bound by, any consent decree with any Governmental Authority relating to employees or employment practices. No material Action brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of any employees of the Company is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law that remains unsatisfied.

Section 2.18 Material Contracts.

(a) As used in this Agreement, “Company Material Contract” means each Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of its or their properties or assets are bound, in each case as of the date hereof, that:

(i) would be required to be filed as a “material contract” of the Company pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) by its terms, limits or restricts in any material respect the Company or any of its Subsidiaries from (A) engaging or competing in any line of business in any location or with any Person, (B) selling any products or services of or to any other Person or in any geographic region or (C) obtaining products or services from any Person;

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(iii) includes any arrangement whereby the Company or any of its Subsidiaries grants any right of first refusal or right of first offer or similar right to a third party or any arrangement whereby the Company or one of its Subsidiaries is obligated to lease real property;

(iv) is a joint venture or partnership agreement;

(v) is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than letters of credit and those between the Company and its wholly owned Subsidiaries) relating to indebtedness for borrowed money in an amount in excess of $1 million individually;

(vi) under which (A) the Company or any of its Subsidiaries grants to any third party a license or any other right to use any Intellectual Property or (B) a third party grants to the Company or any of the Company’s Subsidiaries a license or any other right to use any Intellectual Property, in each case (A) and (B), where such Intellectual Property is material to the business of the Company and its Subsidiaries (taken as a whole), except in each case for licenses or other rights granted to or by the Company or any of its Subsidiaries in the Ordinary Course of Business;

(vii) under which the Company or any of its Subsidiaries grants to or receives from any Material Supplier a license or any other right to use any Intellectual Property that is material to the business of the Company and its Subsidiaries (taken as a whole), except for licenses or other rights granted to or by the Company or any of its Subsidiaries for generally commercially available, non-customized software entered into in the Ordinary Course of Business;

(viii) is with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company and its Subsidiaries) with a fair value in excess of $500,000;

(ix) is an acquisition agreement or a divestiture agreement pursuant to which (A) the Company reasonably expects that it or any of its Subsidiaries will be required to pay total consideration including assumption of debt after the date of this Agreement in excess of $500,000, (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries after the date of this Agreement with a fair market value or purchase price of more than $500,000, individually or in the aggregate, or (C) any other Person has the right to acquire any Group Securities, excluding, in the case of clauses (A) and (B), acquisitions or dispositions of supplies, inventory, merchandise or products in connection with the conduct of the Company’s and its Subsidiaries’ business or of supplies, inventory, merchandise, products, equipment, properties or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or its Subsidiaries, and excluding, in the case of clause (C), any Stock Plan;

(x) is a settlement or similar agreement with any Governmental Authority or order of a Governmental Authority (including any consent decree or settlement order) to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries;

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(xi) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $1 million in the aggregate in any one-year period after the date of this Agreement that cannot be terminated by the Company or any of its Subsidiaries on less than 60 days’ notice without material payment or penalty; or

(xii) would reasonably be expected to involve aggregate payments by the Company or any of its Subsidiaries or to the Company or any of its Subsidiaries of more than $750,000 in any future 12-month period.

(b) Each Company Material Contract is valid, binding and enforceable on each of the Company and its Subsidiaries that is party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, and except where the failure to be binding, enforceable or in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially and adversely affect or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions. The Company has not received written notice that it or one of its Subsidiaries has breached, violated or defaulted under any Company Material Contract, except for breaches, violations or defaults that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions and the compliance with the provisions of this Agreement will not result in a breach or violation of, or default under, in any material respect, any Company Material Contract, except for such breaches, violations or defaults that would not reasonably be expected to, individually or in the aggregate, (A) prevent or materially impair or delay the ability of the Company to carry out its obligations under this Agreement, and to consummate the Transactions; or (B) otherwise have a Company Material Adverse Effect.

Section 2.19 Properties.

(a) The Company does not own, and has never owned, any real property.

(b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets. There are no Liens on any such tangible property or assets.

(c) Section 2.19(c) of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts pursuant to which the Company leases or subleases any material real property (collectively “Company Leases”). The real property leased or occupied under any of the Company Leases shall hereinafter be referred to as the “Leased Real Property.” The Company holds a valid leasehold interest in each Company Lease except for any invalidity that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 2.20 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and

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its Subsidiaries maintain insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate; (b) all material insurance policies maintained by or on behalf of the Company or any of its Subsidiaries as of the date of this Agreement are in full force and effect on the date hereof, all premiums due on such policies have been paid by the Company or its Subsidiaries; and (c) neither the Company nor any of its Subsidiaries is in breach or default under such policies where such breach or default would permit cancellation, termination or modification of such insurance policies.

Section 2.21 Fairness Opinion. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the consideration to be received by the holders of Company Common Stock pursuant to the Merger is fair, from a financial point of view, to such holders (other than Parent, Merger Sub and their respective Affiliates). A copy of such opinion will be made available to Parent as soon as practicable following the date hereof for informational purposes only.

Section 2.22 Customers. Section 2.22 of the Company Disclosure Letter sets forth the ten largest customers, on the basis of total sales, for the six months ended June 30, 2016 (“Significant Customers”). Neither the Company nor any of its Subsidiaries has since January 1, 2016 (or earlier, with respect to an outstanding notice or communication providing for a future reduction or termination that has not yet taken effect) received any written or, to the Company’s Knowledge (including for this purpose the actual knowledge, without any duty of inquiry, of the individuals set forth in Section 2.22 of the Company Disclosure Letter) verbal, notice or written communication from any of the Significant Customers which threatens to materially reduce or terminate or materially reduces or terminates the business relationship.

Section 2.23 No Additional Representations. Neither the Company nor any of its Subsidiaries, Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition, results of operations, prospects, assets or liabilities of the Company or any of its Subsidiaries), except as expressly set forth in this Article 2 (as modified by the Company Disclosure Letter), and the Company hereby disclaims any and all such other representations and warranties. Without limiting the express representations and warranties in this Article 2, and without limiting the broad nature of the disclaimer set forth in the prior sentence, no representation or warranty is made or implied as a result of the Company making available to Parent and Merger Sub any management presentations, information, documents, projections, forecasts and other material in the “electronic data room” or otherwise.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 3.1 Organization. Each of Parent and Merger Sub is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub (i) has all requisite corporate power and authority, (ii) possesses all

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licenses, franchises, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification or licensing necessary, except in each case the lack of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.2 Merger Sub. Merger Sub is a wholly owned, direct subsidiary of Parent that was formed solely for the purpose of engaging in the Transactions. Since the date of its incorporation and prior to the Effective Time, Merger Sub has not carried on, and will not carry on, any business or conduct any operations and has not incurred, and will not incur, any material liability, except in each case in connection with the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

Section 3.3 Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions have been duly authorized by the respective Boards of Directors of Parent and Merger Sub, and by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, assuming due and valid authorization, execution and delivery thereof by the Company, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The respective Board of Directors of each of Parent and Merger Sub has, by resolutions duly adopted, and not subsequently rescinded or modified in any way, approved and declared the advisability of this Agreement, the Plan of Merger, the Merger and the other Transactions.

(c) Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the performance or consummation by Parent or Merger Sub of the Transactions will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation, bylaws or other charter documents of Parent or Merger Sub; (ii) result in a modification, violation or breach of, increased or accelerated liability or obligations under or conflict with any provisions of, or result in the loss of any benefit under or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or cancellation of, or give rise to a right of purchase (including pursuant to any right of first refusal or the like) under, or accelerate the performance required by, or result in a right of termination or

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acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound; or (iii) subject to obtaining or making the Consents referred to in Section 3.3(d) below, violate any Judgment or Law applicable to Parent or Merger Sub or any of their respective properties or assets other than any such event or events described in items (ii) or (iii) that have not had and that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) No Consent with or of any Governmental Authority is necessary to be obtained or made by Parent, Merger Sub or any other Subsidiary of Parent in connection with Parent’s or Merger Sub’s execution and delivery of this Agreement or the consummation by Parent or Merger Sub of the Transactions, except for (i) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business; (ii) the filing with the SEC of such reports under Sections 13 or 16 of the Exchange Act as may be required in connection with this Agreement and the Transactions; (iii) compliance with the rules of NASDAQ; (iv) such Consents as may be required under the HSR Act and under the Other Antitrust Laws set forth in Section 6.1(c) of the Company Disclosure Letter; (v) such Consents as may be required under any applicable foreign or state securities, “blue sky” or takeover law; and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 3.4 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the holders of Shares or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy Statement.

Section 3.5 Source of Funds. Each of Parent and Merger Sub has, and will have immediately prior to Closing, sufficient funds (including through cash on hand, available lines of credit or other sources of immediately available funds), to consummate the Merger and to perform their respective obligations under this Agreement. Parent’s and Merger Sub’s obligations hereunder are not contingent upon any financing.

Section 3.6 Broker’s or Finder’s Fees. No agent, broker, investment banker, financial advisor or similar Person or firm acting on behalf of Parent, Merger Sub or any Parent Subsidiary or under Parent’s, Merger Sub’s or any Parent Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or similar fee or commission or reimbursement of expenses from any of the parties hereto in connection with any of the Transactions, in each case for which the Company, its Subsidiaries, holders of Shares (including Restricted Stock), holders of Options or holders of Restricted Stock Units will be liable.

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Section 3.7 Ownership of Company Common Stock. None of Parent, Merger Sub or Parent’s Subsidiaries directly or indirectly owns, beneficially or otherwise, any of the outstanding Company Common Stock. None of Parent, Merger Sub, or Parent’s Affiliates or associates is, or has in the last four years been, an “interested shareholder” under Section 302A.011, Subd. 49, of the MBCA.

Section 3.8 Absence of Litigation. There are no Actions pending or, to the Knowledge of Parent, threatened, to which Parent or Merger Sub or their respective executive officers or directors in such capacity is a party, or, to the Knowledge of Parent, that materially affect the assets of Parent or Merger Sub, except where such Actions have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no Judgments outstanding (or, to the Knowledge of Parent, threatened) against Parent or Merger Sub, except for such outstanding or threatened Judgments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 4

CONDUCT OF BUSINESS

Section 4.1 Conduct of Business by the Company Pending the Merger.

(a) Except as (1) Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); (2) such action is expressly permitted or required pursuant to this Agreement (including Section 4.1 of the Company Disclosure Letter); or (3) required by any applicable Law or Judgment, between the date of this Agreement and the Effective Time, the Company shall (i) conduct its business in the Ordinary Course of Business; and (ii) use its commercially reasonable efforts to maintain and preserve intact the material aspects of its business organizations, to maintain its business relationships and goodwill with suppliers, contractors, distributors, customers, partners, employees, licensors, licensees and others having material business relationships with it, to retain the services of the Company’s and its Subsidiaries’ employees and business associates and agents and to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts.

(b) Without limiting the generality of the foregoing Section 4.1(a), and except as (1) Parent shall otherwise consent (such consent not to be unreasonably withheld, conditioned or delayed); or (2) such action is expressly permitted or required pursuant to this Agreement (including Section 4.1 of the Company Disclosure Letter), between the date of this Agreement and the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, do any of the following:

(i) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities (other than Specified Securities), properties, rights, interests or businesses (other than purchases of supplies, equipment or inventory in the Ordinary Course of Business);

(ii) sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire, transfer or dispose of, or create or incur any Lien on, any of

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the Company’s or its Subsidiaries’ assets (including Intellectual Property rights), securities (other than Specified Securities), properties, rights, interests or businesses (other than any sale, lease or license of inventory or product in the Ordinary Course of Business);

(iii) amend or propose to amend the Company Charter Documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise (or any combination thereof) with respect to any Group Securities (other than Group Securities of wholly owned Subsidiaries of the Company) or enter into any agreement with respect to the voting of Group Securities;

(v) purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any Group Securities (other than Group Securities of wholly owned Subsidiaries of the Company and other than the acceptance of Shares as payment for the exercise price of Options or for withholding taxes incurred in connection with the exercise of Options or the vesting or settlement of other Group Securities outstanding under any Stock Plan (and dividend equivalents thereon, if any), in each case to the extent such Group Securities are outstanding as of the date of this Agreement and in accordance with their applicable terms on the date of this Agreement);

(vi) split, combine, subdivide or reclassify any Company Securities (except, with respect to Company Securities outstanding under any Stock Plan, in the Ordinary Course of Business or as required by the applicable Stock Plan);

(vii) except (A) for Shares issuable upon the exercise or conversion of Options, Restricted Stock Units or Performance Stock Units outstanding on the date hereof (and dividend equivalents payable thereon, if any); or (B) with respect to Parent’s and Merger Sub’s participation in the Transactions, issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to the issuance, sale, grant, disposition, pledge, delivery, transfer or encumbrance by the Company of, any Group Securities;

(viii) incur or assume any indebtedness for borrowed money (other than trade payables or company credit cards in the Ordinary Course of Business) or guarantee, endorse or otherwise become responsible (whether directly, contingently or otherwise) for any such indebtedness, except pursuant to the Company’s existing floor plan financing facility (as the same may be amended or extended in the Ordinary Course of Business, provided that any such amendment or extension shall not (i) limit the Company’s right to terminate the facility, (ii) impose economic terms that are less favorable to the Company than the existing facility, (iii) increase the size of the facility or (iv) otherwise contain terms that are materially less favorable to the Company than the existing facility);

(ix) except as required by Law or the terms of any Employee Benefit Plan as in effect on the date hereof, (A) grant or increase the severance or termination pay to any current or former director, employee, agent or consultant of the Company; (B) execute any employment, consultancy, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, employee, agent or consultant of the Company with the exception of standard confidentiality, assignment of intellectual property, non-solicitation, or

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other restrictive covenant agreements; (C) increase the severance or termination benefits payable beyond the level of any existing severance or termination pay practices or employment agreements; (D) increase the compensation or bonus of any current or former director, employee, agent or consultant of the Company; (E) adopt, enter into or establish any new Employee Benefit Plan or amend or terminate any existing Employee Benefit Plan; (F) provide for the grant of, or accelerate the vesting or lapsing of restrictions on payment of, Options, Restricted Stock, Restricted Stock Units, Performance Stock Units or any other equity-based compensation awards; (G) forgive or issue any loan or advance any money or other property to any present or former director or employee of the Company; (H) enter into any collective bargaining agreement or other labor agreement; or (I) terminate the employment of any executive officer, other than for cause, or hire any employee or engage any independent contractor (who is a natural person) with an annual base salary or wage rate or consulting fees and target cash bonus opportunity in excess of $200,000;

(x) make, change or rescind any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, enter into any closing agreement with respect to any Tax, surrender any right to claim a material Tax refund, or settle or compromise any material Tax claim, audit or assessment, except as required by concurrent changes in GAAP;

(xi) agree to or otherwise settle, compromise or otherwise resolve in whole or in part any Action for an amount of $250,000 individually or $1,000,000 in the aggregate or more or any of its obligations or liability in excess of such amount; provided, however, the Company shall not settle any Action (regardless of the amount involved) if any such settlement would impose any material obligation or restriction on the Company or its Subsidiaries from time to time or on the Company’s or its Subsidiaries’ ability to own or operate any of its assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes to the business of the Company or its Subsidiaries from time to time;

(xii) make or commit to make capital expenditures, other than facilities or technology capital expenditures in the Ordinary Course of Business in an amount not greater than $250,000 individually or $1,000,000 in the aggregate;

(xiii) make any loans, advances or capital contributions to, or investments in, any other Person, whether or not in the Ordinary Course of Business, in an amount greater than $250,000 individually or $1,000,000 in the aggregate;

(xiv) enter into any agreement, arrangement or commitment that materially limits or otherwise restricts the Company from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business, except in the Ordinary Course of Business;

(xv) (i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than (x) customer and vendor purchase orders entered into in the Ordinary Course of Business and (y) Contracts entered into the Ordinary Course of Business that would be Company Material Contracts only pursuant to one or more of clauses

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(vii) (with respect to licenses or other Intellectual Property rights received from (but not granted to) any Material Supplier) or (xii) (with respect to Contracts that would reasonably be expected to involve aggregate payments of less than $1,000,000 in any future 12-month period) of Section 2.18(a)), (ii) terminate or amend or modify in any material respect any Company Material Contract or any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than terminations or amendments in the Ordinary Course of Business of customer and vendor purchase orders), (iii) waive in any material respect any term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract or any Contract that, if in effect on the date hereof, would have been a Company Material Contract or (iv) enter into any Contract that contains a change of control provision or any similar provision that would require a payment to the other party or parties thereto as a result of the Merger or the Transactions (including in combination with any other event or circumstance);

(xvi) enter into any lease or sublease of real property (whether as lessor, sublessor, lessee or sublessee) or materially modify, materially amend, terminate or fail to exercise any right to renew any Company Lease, except in the Ordinary Course of Business;

(xvii) materially change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the Exchange Act;

(xviii) take or fail to take any action that would reasonably be expected to result in any of the conditions set forth in Article 6 not being satisfied or prevent or materially delay or impede the consummation of the Transactions, except as permitted under Section 5.7;

(xix) announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company (including any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar action under a similar Law), other than routine employee terminations in the Ordinary Course of Business;

(xx) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company (other than the Merger); or

(xxi) agree or commit to take any of the actions precluded by this Section 4.1(b).

(c) Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing. Prior to the Closing, the management of the Company shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company.

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ARTICLE 5

ADDITIONAL AGREEMENTS

Section 5.1 Preparation of Proxy Statement; Company Shareholders Meeting.

(a) In accordance with the MBCA, the Company Charter Documents, the Exchange Act, and any applicable rules and regulations of NASDAQ, the Company shall as promptly as practicable (and in any event no more than 30 Business Days or such longer period as the Company and Parent may agree after the date of mailing of the Proxy Statement), for the purpose of obtaining the Required Company Shareholder Vote, duly set a record date for, call, give notice of, convene and hold a special meeting of shareholders of the Company (the “Company Shareholders Meeting”) (with the record date and meeting date to be determined by the Company in consultation with Parent). Subject to Section 5.7(d)(ii), the Company Board shall recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Plan of Merger and shall include the Board Recommendation and other Board Actions in the Proxy Statement. The Company shall comply with the MBCA, the Company Charter Documents, the Exchange Act and the rules and regulations of NASDAQ in connection with the Company Shareholders Meeting, including preparing and delivering the Proxy Statement to the Company’s shareholders as required pursuant to the Exchange Act and Section 5.1(b) below. Subject to the rights of the Company and the Company Board under Section 5.7(d)(ii), the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of approval of the Merger and the adoption of the Plan of Merger, and to secure any other approval of shareholders of the Company that is required by applicable Law to effect the Merger. The Company shall not change the date of, postpone or adjourn the Company Shareholders Meeting without Parent’s prior written consent, other than (i) in consultation with Parent, a postponement or adjournment to solicit additional proxies for the purpose of obtaining the Required Company Shareholder Vote or due to absence of a quorum, if either the Company or Parent, as applicable, reasonably believes that the Required Company Shareholder Vote will not be obtained at such meeting (it being understood that at Parent’s request under such circumstances, the Company shall make such a postponement or adjournment) (provided that the Company may not (nor shall it be required to) postpone or adjourn the meeting beyond the earlier of (x) the date that is 30 days after the date that the Company Shareholders Meeting was originally scheduled and (y) three Business Days prior to the Outside Date), or (ii) in consultation with Parent (or at Parent’s request), as required by applicable Law. Subject to Article 7, the Company agrees that its obligations under this Section 5.1(a) shall not be affected by the commencement, proposal, public disclosure or communication to the Company or the Company Board of any Takeover Proposal, by the making of any Company Adverse Change Recommendation or by the occurrence of an Intervening Event.

(b) As promptly as reasonably practicable after the date hereof (and in any event within ten Business Days), the Company, with the assistance of Parent, shall prepare, and the Company shall file with the SEC, the preliminary Proxy Statement in form and substance reasonably satisfactory to each of the Company and Parent relating to the Merger and the Transactions. Subject to Section 5.7(d)(ii), the Proxy Statement shall reflect the Board Recommendation and shall include a description of the other Board Actions. Parent shall cooperate with the Company in the preparation of the preliminary Proxy Statement and the definitive Proxy Statement and shall furnish to the Company the information relating to it and

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Merger Sub required by the Exchange Act. The Company shall use its reasonable best efforts, after consultation with Parent, to respond as promptly as practicable to any comments of the SEC and to cause the Proxy Statement in definitive form to be mailed to the Company’s shareholders at the earliest practicable time. Each of the Company, Parent and Merger Sub shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as, and to the extent, required by applicable Law. The Company shall promptly provide Parent and its counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from the SEC or its staff (including any request by the SEC or its staff for any amendments or supplements to the preliminary Proxy Statement or the definitive Proxy Statement), and the Company and Parent shall cooperate in filing with the SEC or its staff, and if required, the Company shall mail to its shareholders, as promptly as reasonably practicable, such amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to review any written responses to such SEC comments. The Proxy Statement shall comply in all material respects with all applicable requirements of Law.

Section 5.2 Employee Benefits Matters.

(a) If the Closing occurs by December 31, 2016, then from the Effective Time through December 31, 2016, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to each individual who, immediately prior to the Effective Time is a Company Employee and continues to be employed with the Company or any Subsidiary, including any individual on an approved leave of absence (including without limitation short-term disability leave) immediately prior to the Effective Time (the “Continuing Employees”), (i) the same salary or hourly wage rate provided to such Continuing Employee immediately prior to the Effective Time; (ii) the same target short-term (annual or more frequent) bonus or commission opportunity provided to such Continuing Employee immediately prior to the Effective Time; and (iii) other compensation and benefits (excluding defined benefit plans and equity and equity-based awards) that are no less favorable in the aggregate than those provided to the Company Employees under the compensation and benefit plans, programs, policies, agreements and arrangements of the Company and its Subsidiaries in effect immediately prior to the Effective Time. From the later of the Effective Time and December 31, 2016 through the first anniversary of the Effective Time, Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide to each individual who was a Continuing Employee and continues to be employed by the Parent, the Surviving Corporation or any of their respective Affiliates, including any such Continuing Employee on an approved leave of absence (including without limitation short-term disability leave) immediately prior to December 31, 2016, compensation and benefits opportunities (excluding defined benefit plans and equity and equity based-awards) that are substantially comparable in the aggregate to either (i) the compensation and benefits opportunities (excluding defined benefit plans and equity and equity based-awards) provided to such Continuing Employee immediately prior to the Effective Time, or (ii) the compensation and benefits opportunities (excluding defined benefit plans and equity and equity based-awards) currently provided by Parent or its Affiliates to similarly-situated employees of Parent or its Affiliates. Notwithstanding anything to the contrary set forth herein, and subject to the conditions of Section 5.2(b)Section 5.2(a), after the Effective

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Time, nothing in this Section 5.2(a) shall preclude the Surviving Corporation from terminating the employment of any Company Employee for any lawful reason.

(b) From and after the Effective Time, Parent shall honor and shall cause the Surviving Corporation to honor all Employee Benefit Plans of the Company (excluding the Stock Plans to be terminated at or prior to the Effective Time in accordance herewith) and all employment, severance and termination plans and Contracts, in each case in accordance with their terms as in effect immediately before the Effective Time; provided, that this Section 5.2(b) shall not prevent the amendment or termination of any specific Employee Benefit Plan or Contract in accordance with the terms thereof.

(c) For purposes of vesting, eligibility to participate and level of benefits under the employee benefit plans of Parent providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time; provided, that the foregoing shall not apply to defined benefit plans (for the sake of benefit accruals only) or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Parent shall (i) cause each Company Employee to be immediately eligible to participate, without any waiting period, in any and all New Plans except to the extent any waiting period in effect under the comparable Employee Benefit Plan in which such Company Employee participated immediately prior to the Effective Time would not have been satisfied; and (ii) use reasonable best efforts to cause (A) for purposes of each New Plan providing medical, dental, pharmaceutical, vision or disability benefits to any Company Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents; and (B) any eligible expenses incurred by such Company Employee and his or her covered dependents during the portion of the plan year of the Employee Benefit Plan ending on the date such Company Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Company Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Prior to the Effective Time, if requested by Parent in writing at least 20 Business Days prior to Closing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Datalink Corporation Employee Tax Savings Plan and Trust (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, then (i) the Company shall provide Parent with evidence that the Company 401(k) Plan has been terminated to the extent permitted by applicable Law and the terms of the applicable plan or arrangement (the form and substance of which evidence shall be subject to review and approval by Parent, not to be unreasonably withheld, conditioned or delayed) not later than immediately prior to the Effective Time and (ii) the Parent shall cause its 401(k) plan (or the plan of an Affiliate) to accept rollovers of outstanding balances and participant loans under the Company 401(k) Plan on the Closing Date.

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(e) Nothing in this Agreement shall (1) modify or amend any Employee Benefit Plan of the Company or other agreement, plan, program, or document unless this Agreement explicitly states that the provision “amends” such Employee Benefit Plan of the Company or other agreement, plan, program, or document, (2) prevent Parent, the Surviving Corporation or any of their Affiliates from amending or terminating any of their benefit plans or, after the Effective Time, any Employee Benefit Plan in accordance with their terms, (3) prevent Parent, the Surviving Corporation or any of their Affiliates, after the Effective Time, from terminating the employment of any Company Employee, or (4) create any third-party beneficiary rights in any employee of the Company or any of its Subsidiaries, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Company Employee by Parent, the Surviving Corporation or any of their Affiliates or under any benefit plan which Parent, the Surviving Corporation or any of their Affiliates may maintain. Without limiting the generality of Section 8.6, nothing in this Section 5.2 shall be construed as giving any Person (including any Company Employee or dependent or beneficiary thereof) any right, remedy or claim under or in respect of this Section 5.2.

(f) Prior to making any written communications (within the meaning of Rule 14a-12 promulgated under the Exchange Act) to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the Transactions (other than any communications which are consistent in all material respects with prior communications made by Parent or by the Company in accordance with this Agreement), the Company or any of its Subsidiaries shall use commercially reasonable efforts to provide Parent with a copy of the intended communication and to provide Parent with a reasonable period of time to review and comment on the communication.

Section 5.3 Public Statements. Each of Parent and the Company agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, court process or any listing rules of NASDAQ or other national securities exchanges or trading markets; provided, however, that these restrictions shall not apply to (a) any Company communications regarding (or any Parent communications in response thereto) a Company Adverse Change Recommendation, (b) releases or announcements to the extent that they are substantially similar to previous releases or announcements made by the Company or Parent in compliance herewith or (c) the Pro Forma 8-K to be filed after the close of business of the Business Day prior to the Closing Date. The parties shall issue a joint press release, mutually acceptable to the Company and Parent, promptly upon execution and delivery of this Agreement.

Section 5.4 Antitrust Law and Other Consents; Further Actions.

(a) Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Transactions as promptly as practicable. Without limiting the generality of the foregoing, each party to this Agreement shall (i) use reasonable best efforts to make or obtain as soon as practicable all Consents (if any) required to be made with or given to any Governmental Authority by such party in connection with the Merger and each of the other Transactions; and (ii) at Parent’s request, use reasonable best efforts to make or obtain as soon as practicable each

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other Consent (if any) of any third party (including any Governmental Authority) required, proper or advisable to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such party in connection with the Merger and each of the other Transactions; provided, that in no event will the Company be obligated to pay prior to the Effective Time any material fee, penalty or other material consideration to any third party to obtain any consent pursuant to this Section 5.4, and the Company shall not pay or become obligated with respect to any fee, penalty or other consideration to any third party (other than filing fees payable pursuant to filings required under Antitrust Laws as set forth in Section 5.4(b)) to obtain any consent pursuant to this Section 5.4 without the prior consent of Parent. The Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any actions described in this Section 5.4.

(b) Without limiting the generality of Section 5.4(a), as promptly as practicable after the date of this Agreement (but in no event later than the tenth Business Day after the date hereof, or, in the case of filings pursuant to clause (ii), the fifteenth Business Day after the date hereof), each of Parent and the Company shall file and not withdraw (i) any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the United States Department of Justice, as applicable, pursuant to the HSR Act, together with a request for early termination of the applicable waiting period under the HSR Act, and (ii) any filings required to be made by it with any Governmental Authority under any other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition (“Other Antitrust Laws” and, together with the HSR Act, the “Antitrust Laws”), and shall promptly make any further filings pursuant thereto that may be necessary.

(c) If Parent or the Company (or any of their respective Affiliates) receives a request for additional information from any Governmental Authority that is related to the Transactions, then such party shall endeavor in good faith to make, or cause to be made, and after consultation with the other party, an appropriate response to such request. No party shall participate in any meeting or engage in any material substantive conversation with any Governmental Authority relating to the Transactions without giving the other party prior notice of the meeting or conversation and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Parent shall advise the Company promptly of any understandings, undertakings or agreements (oral or written) which Parent proposes to make or enter into with any Governmental Authority in connection with the Transactions. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to resolve any objections that may be asserted with respect to the Transactions under any Antitrust Law as promptly as practicable. Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

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Section 5.5 Notification of Certain Matters. Prior to the Effective Time, the Company shall provide prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall provide prompt notice to the Company, of (a)(i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Transactions; (iii) any Actions commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or Parent and Merger Sub, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; or (b) any material failure of Parent and Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.5 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement; or (ii) limit the remedies available to the party receiving such notice; provided, further, that a party’s good faith failure to comply with this Section 5.5 shall not provide any other party the right not to effect the Transactions, except to the extent that any other provision of this Agreement independently provides such right.

Section 5.6 Access to Information; Confidentiality.

(a) During the Pre-Closing Period, the Company shall afford, and shall cause the officers, directors and employees of the Company and its Subsidiaries to afford, the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours, to the officers, employees, properties, facilities, books, records, correspondence (in each case, whether in physical or electronic form), contracts and other assets of the Company and its Subsidiaries as Parent shall reasonably request as long as such access does not interfere with the conduct of the Company’s business, and shall promptly furnish Parent and Merger Sub (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication received by the Company from the SEC concerning compliance with securities laws with respect to matters unrelated to the Transactions; and (ii) all other information concerning its business, properties and personnel, in each case (A) as Parent through its officers, employees or agents may reasonably request; (B) that are in the possession, custody or control of the Company; and (C) the disclosure of which would not (x) violate any Law or Judgment or any confidentiality obligation of the Company if, in the case of confidentiality obligations to third parties, the Company shall have used commercially reasonable efforts to obtain the consent of such party or (y) result in a waiver of attorney-client privilege, work product doctrine or similar privilege. Parent, Merger Sub and their respective officers, employees and agents will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement.

(b) The provisions of the Confidentiality Agreement dated June 14, 2016 between Parent and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms until the Effective Time, at which time the Confidentiality Agreement shall automatically terminate without further action, except that the standstill restrictions contained therein shall terminate immediately upon the execution and delivery of this Agreement.

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Section 5.7 No Solicitation.

(a) During the Pre-Closing Period, except as permitted by Section 5.7(b), the Company shall not, and shall not (and shall cause its Subsidiaries not to) authorize or permit its and its Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to (and shall direct and use reasonable best efforts to cause its and its Subsidiaries’ Representatives not to), directly or indirectly, (i) initiate, solicit, knowingly encourage, induce or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of, or otherwise cooperate with or assist in, any Takeover Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal; (ii) participate in any discussions or negotiations with any Person with respect to any Takeover Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Takeover Proposal; (iii) approve, endorse or recommend any Takeover Proposal; (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement), or any Contract requiring the Company to abandon, terminate or fail to consummate the Transactions; (v) submit any Takeover Proposal to a vote of the shareholders of the Company; or (vi) resolve, agree or publicly propose to do any of the foregoing. Notwithstanding the foregoing, nothing contained in this Section 5.7(a) or elsewhere in this Agreement shall prohibit the Company or the Company’s Board from stating and disclosing to the Company’s shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14a-9, 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that in no event shall the foregoing affect the obligations of the Company specified in Section 5.7(d)(i) (it being understood that any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Company Adverse Change Recommendation) or Article 7.

(b) Notwithstanding anything to the contrary in Section 5.7(a) or elsewhere in this Agreement, prior to the time, but not after, the Required Company Shareholder Vote is obtained, following receipt by the Company from a third party of an unsolicited bona fide written Takeover Proposal made after the date hereof that has not been withdrawn and that did not (nor did any precursor thereto) result from a breach of Section 5.7(a) by the Company, any of its Subsidiaries or its or their Representatives (as if they were bound hereby), the Company and its Representatives shall be permitted to participate in discussions regarding such Takeover Proposal solely to clarify the terms of such Takeover Proposal. In addition, and notwithstanding anything to the contrary in Section 5.7(a) or elsewhere in this Agreement, prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company and its Representatives may enter into and participate in discussions or negotiations with such third party and its Representatives in response to an unsolicited bona fide written Takeover Proposal made after the date hereof that has not been withdrawn and that did not result (nor did any precursor thereto) from a breach of Section 5.7(a) by the Company, any of its Subsidiaries or its or their Representatives (as if they were bound hereby), and may furnish access and nonpublic information to such third party if (A) the Company Board has determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal is reasonably likely to constitute a Superior Proposal and failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable Law; and (B)

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any nonpublic information furnished to such third party is (1) subject to an executed confidentiality agreement in a customary form that is no less favorable to the Company with respect to confidentiality than the Confidentiality Agreement and that does not contain any provision that would prevent the Company from complying with its obligation to provide disclosure to Parent required pursuant to this Section 5.7 (“Acceptable Confidentiality Agreement”) and (2) furnished to Parent substantially concurrently with (but not more than 24 hours after) such nonpublic information is furnished to such Person (to the extent such nonpublic information has not been previously furnished or made available by the Company to Parent). During the Pre-Closing Period, the Company shall promptly (and in any event within 24 hours after the occurrence thereof) advise Parent of the receipt of any Takeover Proposal or any inquiries, proposals or offers with respect to a Takeover Proposal, or any non-public information with regard to a Takeover Proposal that is requested from, or any discussions or negotiations sought to be initiated regarding such Takeover Proposal that is made or submitted by, any Person during the Pre-Closing Period, specifying the material terms and conditions thereof (including the identity of the party making the Takeover Proposal, inquiry, proposal, offer or request), and thereafter shall advise and confer with Parent and keep Parent reasonably informed, on a prompt basis (and in any event within 24 hours after the occurrence of any changes, developments, discussions or negotiations), regarding any material changes to the status or material terms of any such inquiries, proposals or offers (including any modifications to the financial or other material terms and conditions of such Takeover Proposal). Notwithstanding anything to the contrary in this Agreement, prior to the time, but not after, the Required Company Shareholder Vote is obtained, the Company Board or any committee thereof may modify, waive, amend or release any existing standstill obligations owed by any Person to the Company or any of its Subsidiaries if the Company Board or such committee has determined in good faith, after consultation with outside legal counsel, that the failure to do so would be inconsistent with the Company Board’s or such committee’s fiduciary duties under applicable Law.

(c) As of the date hereof, the Company and each of the Company’s Subsidiaries shall, and shall cause its respective Representatives to, immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal or any request for nonpublic information relating to the Company with respect to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal. The Company shall also promptly terminate all physical and electronic data room access previously granted to any such Person or its Representatives and, if applicable, shall request each Person that has heretofore executed a confidentiality agreement in connection with a possible Takeover Proposal to return to the Company or destroy any confidential information that has been provided to such Person or its Representatives.

(d) (i) Except as permitted pursuant to Section 5.7(d)(ii), neither the Company Board nor any committee thereof shall (A) withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), or publicly propose to withhold, withdraw (or amend, modify or qualify in a manner adverse to Parent), the Board Actions; (B) fail to include the Board Recommendation and other Board Actions in the Proxy Statement; (C) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable or recommend the adoption of, any Takeover Proposal; (D) following the commencement of any tender offer or exchange offer that constitutes a Takeover Proposal, fail to publicly reject or

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recommend against any such Takeover Proposal, tender offer or exchange offer and issue a press release expressly reaffirming the Board Actions within ten Business Days after Parent requests a reaffirmation of the Board Actions (or if the Company Shareholders Meeting is to occur prior to the tenth Business Day, such period ending on the later of (x) the Business Day prior to the Company Shareholders Meeting and (y) the second Business Day after such request); or (E) following the public announcement of a Takeover Proposal (or the public announcement of an intention to make a Takeover Proposal) other than the commencement of a tender or exchange offer contemplated by clause (D), fail to issue a press release expressly reaffirming the Board Actions within ten Business Days after Parent requests a reaffirmation thereof (or if the Company Shareholders Meeting is to occur prior to the tenth Business Day, such period ending on the later of (x) the Business Day prior to the Company Shareholders Meeting and (y) the second Business Day after such request) (any action described in this Section 5.7(d)(i) being referred to as a “Company Adverse Change Recommendation”).

(ii) Notwithstanding anything to the contrary contained in Section 5.7(d)(i) or elsewhere in this Agreement, if at any time after the date of this Agreement and prior to the time, but not after, the Required Company Shareholder Vote is obtained (I) the Company receives an unsolicited, bona fide, written Takeover Proposal that the Company Board has determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, is a Superior Proposal (after giving effect to all of the revisions to the terms of this Agreement which may be offered by Parent, including pursuant to clause (3) below) or (II) there has been an Intervening Event, then the Company Board prior to the time, but not after, the Required Company Shareholder Vote is obtained (x) may make a Company Adverse Change Recommendation and/or (y) in the case of a Superior Proposal, may terminate this Agreement in accordance with Section 7.1(d) in order to enter into a definitive agreement providing for the implementation of such Superior Proposal, in each case if at any time prior to the time, but not after, the Required Company Shareholder Vote is obtained the Company Board has determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that the failure to make such Company Adverse Change Recommendation and/or the failure to terminate this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (y), and any purported termination pursuant to the foregoing clause (y) shall be void and of no force or effect, unless concurrently with such termination the Company pays the Termination Fee and otherwise complies with the provisions of Section 7.1 and Section 7.3; and provided, further, that (1) in the case of a Superior Proposal, the Company Board may not effect a Company Adverse Change Recommendation pursuant to the foregoing clause (x) or terminate this Agreement pursuant to the foregoing clause (y) unless such Takeover Proposal (and any precursor thereto) did not result from or arise in connection with a breach by the Company, its Subsidiaries or any of their Representatives (as if they were bound hereby) of its obligations under Section 5.7(a), (2) the Company shall have provided prior written notice to Parent, at least four Business Days in advance, of its intention to take such action, which notice shall include, as applicable, (a) the terms and conditions of such Superior Proposal and attaching a copy of the most current draft of any written agreement relating to such Superior Proposal (it being understood and agreed that any amendment to any material term or condition of such Superior Proposal shall require a new written notice to Parent and an additional two Business Day notice period) or (b) the facts and circumstances in reasonable detail of the Intervening Event, (3) the Company shall have given Parent four or two, as applicable, Business Days after

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Parent’s receipt of the written notice of such Superior Proposal or Intervening Event to propose revisions to the terms of this Agreement or make another proposal and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (4) after considering the results of such negotiations and giving effect to such proposed revisions or other proposal, if any, the Company Board shall have determined in good faith, after consultation with outside legal counsel and the Company Financial Advisor, that, as applicable, (a) such Superior Proposal continues to meet the definition of “Superior Proposal” or (b) the Intervening Event continues to warrant a Company Adverse Change Recommendation and, after consultation with outside legal counsel, that the failure to make such Company Adverse Change Recommendation and/or the failure to terminate this Agreement would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

Section 5.8 Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to advancement of expenses, indemnification and exculpation by the Company existing in favor of each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer or director of the Company (each an “Indemnified Party”) as provided in the Company Charter Documents as in effect on the date of this Agreement, or pursuant to any other indemnification agreements in effect on the date of this Agreement (for the avoidance of doubt, giving effect to the amendments adopted on the date hereof) and set forth in Exhibits to the Company SEC Reports or on Section 5.8(a) of the Company Disclosure Letter (collectively, the “Existing Indemnification Rights”) shall survive the Merger from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs. From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, any officer or director of the Company as of the date hereof or who becomes such prior to the Effective Time with respect to (x) all acts or omissions by them in their capacities as such at any time at or prior to the Effective Time or (y) any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities, and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to the Merger, this Agreement, and any Transactions, in their capacities as such, in either case, to the fullest extent permitted by the Company Charter Documents, any other indemnification agreements in effect on the date of this Agreement and set forth in Exhibits to the Company SEC Reports or on Section 5.8(a) of the Company Disclosure Letter, or applicable law. In the event of any such Action, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) the Surviving Corporation will advance all expenses as incurred by such director or officer in the defense of such Action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it is ultimately determined that such director or officer is not entitled to be indemnified; and (C) no person seeking to be indemnified will be liable for any settlement of such Action effected without his or her consent, provided that the foregoing clauses (A), (B), and (C) shall not be deemed to limit or impose additional conditions on the rights of any Indemnified Party under the Existing Indemnification Rights. The articles of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the articles of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each

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Indemnified Party than are set forth in the Company Charter Documents as in effect on the date of this Agreement.

(b) Parent shall either (i) cause to be maintained in effect, for a period of six years after the Effective Time, the directors’ and officers’ liability insurance policy that is in effect at the date of this Agreement (the “D&O Insurance”) covering acts or omissions at or prior to the Effective Time with respect to those Persons who are covered by the D&O Insurance as of the Effective Time, or (ii) obtain, in consultation with the Company, a prepaid (or “tail”) directors’ and officers’ liability insurance policy covering acts or omissions occurring at or prior to the Effective Time for a period of six years after the Effective Time, with respect to those Persons who are covered by the D&O Insurance as of the Effective Time on terms with respect to such coverage and amounts no less favorable to such indemnified Persons than those of the D&O Insurance; provided, that (A) Parent may substitute one or more policies of a reputable and financially sound insurance company for the D&O Insurance, so long as such substitute policies have at least the same coverage and amounts and contain terms and conditions which are no less advantageous to the Persons currently covered by the D&O Insurance; (B) Parent shall not be required to pay any annual premium for the D&O Insurance or any substitutes with respect thereto in excess of 300% of the amount (the “Maximum Amount”) paid by the Company for coverage for the period of twelve months most recently commenced prior to the date of this Agreement; and (C) if the premium for the D&O Insurance or any substitutes therefor exceeds such amount, Parent shall purchase a substitute policy with the greatest coverage available for 300% of the Maximum Amount. Parent shall provide a copy of such D&O Insurance to each director and officer of the Company.

(c) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.8.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.8 applies without the written consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third-party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

(e) The provisions of this Section 5.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company by Law, charter, statute, bylaw or agreement.

Section 5.9 State Takeover Laws. Each of the Company, the Company Board, Parent and Merger Sub shall, to the extent permitted by applicable Law, use its commercially reasonable efforts to (a) take all actions necessary so that no “control share acquisition,” “fair price,” “moratorium” or other anti-takeover or similar statute or regulation becomes applicable to the Transactions and (b) if any such anti-takeover or similar statute or regulation becomes

Agreement and Plan of Merger	Page 42

applicable to the Transactions, take all actions necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Transactions.

Section 5.10 Stock Exchange De-listing. After the Effective Time, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the de-listing by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.11 Section 16 Matters. Prior to the Effective Time, the Company shall (and is permitted to) take all such steps as may be required to cause any dispositions of Shares in connection with the Transactions (including derivative securities of such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Defense of Actions. Each of the Company and Parent shall promptly notify the other party of any litigation related to this Agreement, the Merger or the Transactions that is brought, or to the Knowledge of such party, threatened in writing, in the name of or against the Company, Parent, Merger Sub and/or any of their respective directors (any such litigation, a “Transaction Litigation”) and shall keep the other party fully informed on a reasonably current basis with respect to the status thereof. The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, and each party shall cooperate with the other, in the defense or settlement of any Transaction Litigation. The Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with Transaction Litigation against the Company and/or its directors, except with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 5.13 Treatment of Company Indebtedness. The Company shall use its reasonable best efforts to provide all cooperation reasonably requested by Parent and Merger Sub in arranging for, at the Closing, the termination of the Credit Agreement, dated as of July 17, 2013, by and between the Company and Castle Pines Capital LLC, as amended (the “Credit Agreement”), and in such case, the procurement of a customary payoff letter in connection therewith, together with any termination statements on Form UCC-3 or other releases reasonably necessary to evidence the satisfaction and release of any Liens on the assets of the Company or its Subsidiaries arising in connection therewith; provided that in no event shall this Section 5.13 require the Company to cause the Credit Agreement to be terminated unless the Company or its Subsidiaries have received from Parent funds to pay in full the payoff amount for the Credit Agreement and costs and expenses associated therewith.

Section 5.14 Financial Information Cooperation. During the Pre-Closing Period, the Company will cooperate and use commercially reasonable efforts to assist Parent in connection with the preparation and filing by Parent of the Pro Forma 8-K. The Company shall use

Agreement and Plan of Merger	Page 43

commercially reasonable efforts to cause and enable RSM US LLP to provide to Parent (and not withdraw) its consent to incorporation by reference into the registration statements filed by Parent under the Securities Act of its audit report with respect to the Company’s financial statements and effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2015 (or, if Closing occurs after the Company has published its financial statements for the fiscal year ended December 31, 2016, then the audit report with respect to the Company’s financial statements and effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2016) to be included on the Pro Forma 8-K.

ARTICLE 6

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. The Plan of Merger shall have been duly adopted at the Company Shareholders Meeting by the Required Company Shareholder Vote.

(b) No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation thereof.

(c) Regulatory Consent. Any waiting period (and any extensions thereof) applicable to consummation of the Transactions under the HSR Act and under those Other Antitrust Laws set forth in Section 6.1(c) of the Company Disclosure Letter shall have expired or been terminated.

Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Litigation. There shall not be pending any Action by any Governmental Authority of competent jurisdiction that seeks, directly or indirectly, to make illegal, prohibit, materially delay or otherwise restrain the consummation of the Merger or the performance of the Agreement.

(b) Representations and Warranties. (I) The representations and warranties of the Company set forth in Section 2.2 and Section 2.6 (solely with respect to the first sentence therein) shall be true and correct in all respects as of the date hereof and as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except in the case of Section 2.2 for any inaccuracies that are de minimis in both amount and nature, (II) the representations and warranties of the Company set forth in Section 2.1(a) (solely with respect to the first sentence therein), Section 2.3(a), Section 2.3(d), Section 2.3(e), 2.3(f) and Section 2.21 shall be true and correct in all material respects as

Agreement and Plan of Merger	Page 44

of the date hereof and as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (III) all of the Company’s other representations and warranties set forth in the Agreement that (i) are not made as of a specific date shall be true and correct as of the date hereof and as of the Closing; or (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Covenants. The Company shall have performed in all material respects the covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Closing and the Company shall have complied with Section 4.1(b)(vii) in all respects other than breaches that are de minimis in amount and nature.

(d) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any effect, event, occurrence, condition, development or a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Certificate. Parent and Merger Sub shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming on behalf of the Company that the conditions set forth in Section 6.2(b), Section 6.2(c) and Section 6.2(d) shall have been satisfied immediately prior to the Closing.

(f) Pro Forma 8-K Consents. (I) RSM US LLP shall have provided to Parent (and not withdrawn) its consent to incorporation by reference into any registration statements filed by Parent under the Securities Act of its audit report with respect to the Company’s financial statements and effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2015 (or, if Closing occurs after the Company has published its financial statements for the fiscal year ended December 31, 2016, then the audit report with respect to the Company’s financial statements and effectiveness of internal control over financial reporting for the fiscal year ended December 31, 2016), to be included in the Pro Forma 8-K, such consent to be dated no earlier than 2 calendar days prior to the Closing and (II) the Company and its management shall have provided all representation or other letters required from any Person for RSM US LLP to provide the consent contemplated by clause (I). Notwithstanding the foregoing, in the event that Parent would not otherwise be prepared to file the Pro Forma 8-K (for the avoidance of doubt, assuming satisfaction of the condition set forth in the foregoing sentence) and the Company has complied in all material respects with Section 5.14 and has timely filed all quarterly and annual reports on Form 10-Q and Form 10-K, respectively, required to be filed by it after the date of this Agreement, this condition shall not apply.

(g) 2016 Annual Report. If Closing occurs on or after March 1, 2017, the Company shall have filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”), it being understood that in no circumstance shall the 2016 Annual Report not have been filed on a timely basis.

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Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (I) The representations and warranties of Parent and Merger Sub set forth in Section 3.1 (solely with respect to the first sentence therein), Section 3.3(a), and Section 3.3(b) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (II) all of Parent and Merger Sub’s other representations and warranties set forth in the Agreement that (i) are not made as of a specific date shall be true and correct as of the date hereof and as of the Closing; or (ii) are made as of a specific date shall be true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Covenants. Parent and Merger Sub shall have performed in all material respects the covenants and obligations required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) Certificate. The Company shall have received a certificate executed by an executive officer of Parent confirming on behalf of Parent and Merger Sub that the conditions set forth in Section 6.3(a) and Section 6.3(b) shall have been satisfied immediately prior to closing.

Section 6.4 Failure of Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article 6 to be satisfied to excuse performance by such party of its obligations hereunder, if such failure was caused primarily by such party’s failure to act in good faith and in compliance with the terms of this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time; or

(b) by either the Company or Parent as follows:

(i) if the Effective Time shall not have occurred on or before April 25, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party if the failure of the Effective Time to occur on or before the Outside Date was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect;

Agreement and Plan of Merger	Page 46

(ii) if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available if the issuance of such Judgment, legal restraint or prohibition was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect;

(iii) if the Required Company Shareholder Approval has not been obtained at the Company Shareholders Meeting, after all adjournments or postponements thereof taken in accordance with this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party if the failure to obtain the Required Company Shareholder Approval was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Merger Sub) to fulfill any of its obligations under this Agreement in any material respect;

(c) by Parent, prior to the time the Required Company Shareholder Vote is obtained, if (i) a Company Adverse Change Recommendation shall have occurred (whether or not in compliance with Section 5.7); (ii) the Company Board shall (A) approve, adopt or recommend any Takeover Proposal; or (B) approve or recommend, or enter into or allow the Company to enter into, a merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive Contract (other than a confidentiality agreement contemplated by Section 5.7(a)) providing for a Takeover Proposal (whether or not in compliance with Section 5.7); or (iii) the Company shall have distributed the Proxy Statement and failed to include the Board Recommendation and other Board Action therein;

(d) by the Company, at any time prior to, but not after, the time the Required Company Shareholder Vote is obtained, in accordance with Section 5.7(d)(ii), provided that the Company, concurrently with such termination, pays the Termination Fee to Parent in accordance with the applicable provisions of Section 7.3;

(e) by Parent, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Article 6 not to be satisfied; and (ii) is incapable of being cured prior to the Outside Date or, if curable, has not been cured within the earlier of (x) the Outside Date and (y) 30 days after written notice thereof has been given by Parent to the Company; provided that neither Parent nor Merger Sub is then in breach of any representation, warranty, covenant or agreement under this Agreement (except where such breach by Parent or Merger Sub would not cause any of the conditions set forth in Article 6 not to be satisfied); or

(f) by the Company, prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, which breach or failure to perform (i) shall have had a Parent Material Adverse Effect; and (ii) is incapable of being cured prior to the Outside Date or,

Agreement and Plan of Merger	Page 47

if curable, has not been cured within the earlier of (x) the Outside Date and (y) 30 days after written notice thereof has been given by the Company to Parent; provided that the Company is not then in breach of any representation, warranty, covenant or agreement under this Agreement (except where such breach by the Company would not cause any of the conditions set forth in Article 6 not to be satisfied).

(g) The party desiring to terminate this Agreement shall deliver written notice of such termination to the other party, setting forth in such notice the provision of this Section 7.1 pursuant to which such party is terminating this Agreement.

Section 7.2 Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and of no effect without any liability of any party to another party except for the provisions of (a) this Section 7.2; (b) Section 7.3 (Fees and Expenses); (c) Section 7.4 (Amendment); (d) Section 7.5 (Waiver) and (e) Article 8 (General Provisions), which shall survive such termination; provided that nothing herein shall relieve any party from liability for any fraud or intentional breach of this Agreement. The Confidentiality Agreement shall not be affected by the termination of this Agreement and shall continue in full force and effect in accordance with its terms.

Section 7.3 Fees and Expenses.

(a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated. Parent shall bear and timely pay (i) all filing fees associated with the HSR Act and (ii) all transfer, documentary, sales, use, stamp, registration and other similar Taxes imposed with respect to the Transactions (other than any such Taxes required solely by reason of a request by a holder of Company Common Stock that payment of the Merger Consideration be made to a Person other than the registered holder of such Company Common Stock).

(b) The Company shall pay Parent a termination fee of $7.5 million (the “Termination Fee”), in the event that this Agreement is terminated:

(i) by Parent pursuant to Section 7.1(c);

(ii) by the Company pursuant to Section 7.1(d); or

(iii) by either Parent or the Company pursuant to Section 7.1(b)(i), Section 7.1(b)(iii) or Section 7.1(e), so long as, (A) before the date of such termination, a Takeover Proposal shall have been made or publicly announced or otherwise become publicly known, or any Person shall have publicly announced (and not publicly withdrawn without qualification at least ten days prior to the date of termination or, in the case of a termination pursuant to Section 7.1(b)(iii), at least ten days prior to the Company Shareholder Meeting (and, if applicable, any adjournment or postponement thereof)) an intention to make a Takeover Proposal; and (B) within twelve months after the date of termination, the Company shall have entered into a definitive agreement for a Takeover Proposal that is subsequently consummated or a Takeover Proposal is consummated; provided, however, that, for purposes of this Section 7.3(b)(iii), all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to

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“50%”; and (C) in the case of any termination pursuant to Section 7.1(e), the circumstances underlying such termination right first arose after the date of such Takeover Proposal or announcement of such intention or the making of any inquiry or expression of potential interest to the Company Board or any officer or director of the Company with respect to any Takeover Proposal.

(c) Any fee due under Section 7.3(b)(i) shall be paid to Parent by wire transfer of same-day funds within three Business Days after the date of termination of this Agreement. Any fee under Section 7.3(b)(ii) shall be paid to Parent by wire transfer of same-day funds concurrently with the termination. Any fee due under Section 7.3(b)(iii) shall be paid to Parent by wire transfer of same-day funds within three Business Days after the date on which the last applicable event referenced therein occurs. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 7.3, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for any amount due pursuant to this Section 7.3, then the Company shall pay Parent and Merger Sub its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(d) No more than one Termination Fee may be payable under this Article 7. Parent (for itself and its affiliates) hereby agrees that, upon any termination of this Agreement under circumstances in which Parent is entitled to the Termination Fee under Section 7.1(b), Parent and its Affiliates are precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent nor any of its affiliates may seek (and Parent will cause its Affiliates not to seek) to obtain any recovery, Judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company, its Subsidiaries or Affiliates, or any of their respective Representatives, partners, managers, members, or shareholders in connection with this Agreement or the Transactions; provided that nothing herein shall relieve any party from liability for any fraud or willful breach of this Agreement. “Willful breach” means a breach that is a consequence of an act deliberately taken by the breaching party, or the deliberate failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Section 7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement and the Transactions by the respective Boards of Directors or shareholders of the parties hereto; provided, however, that after any adoption of the Plan of Merger by the holders of Shares, no amendment that requires further shareholder approval under applicable Law after shareholder approval hereof shall be made without such required further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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Section 7.5 Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) when delivered (with confirmation of delivery) if sent, fees prepaid, via a reputable nationwide express courier service; or (iii) on the date of transmission (with confirmation of transmission) if sent by facsimile or electronic mail (or the first Business Day following such transmission if sent either after normal business hours of the recipient or on a date that is not a Business Day), in each case to the intended recipient as set forth below:

if to the Company:

Datalink Corporation

10050 Crosstown Circle, Suite 500

Eden Prairie, Minnesota 55344

Attn: Paul F. Lidsky

Telephone: (952) 944-3462

Facsimile: (952) 279-5601

Email: plidsky@datalink.com

with a copy (which will not constitute notice) to:

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, Minnesota 55402

Attn:	Jonathan Zimmerman
Jonathan Nygren
Brandon Mason

Telephone: (612) 766-7000

Facsimile: (612) 766-1600

Email:  jon.zimmerman@faegrebd.com

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jon.nygren@faegrebd.com

brandon.mason@faegrebd.com

if to Parent or Merger Sub:

Insight Enterprises, Inc.

6820 South Harl Avenue

Tempe, AZ 85283

Attn:	Samuel C. Cowley
Telephone:	(480) 333-3000
Facsimile:	(480) 760-7892
Email:	Sam.Cowley@insight.com

with a copy (which will not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attn:	Stephen M. Kotran
Sarah P. Payne
Telephone:	(212) 558-4000
Facsimile:	(212) 291-9086
(650) 461-5747
Email:	KotranS@sullcrom.com
PayneSA@sullcrom.com

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

Section 8.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article 1, Section 5.8, and Article 8.

Section 8.3 Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include

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the plural, and vice versa. Any reference to any Law shall be deemed to refer to such Law as from time to time amended and also to all rules and regulations promulgated thereunder and interpretations thereof, unless the context requires otherwise. Any reference to any Contract or other document means such Contract or document as from time to time amended, modified or supplemented and includes all exhibits, schedules or other attachments thereto. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 8.4 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Minnesota without giving effect to any choice or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Minnesota.

(b) The parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court located in Hennepin County, Minnesota, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such court with respect to any dispute arising out of, relating to or in connection with this Agreement or any Transaction, including the Merger; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any Transaction, including the Merger, in any court other than any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in any state or federal court located in Hennepin County, Minnesota, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.1 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the Transactions, including the Merger.

(c) Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action or liability directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto hereby (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any such action or liability, seek to enforce the foregoing waiver; and (ii) acknowledges that it has been induced to enter into this agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.4(c).

Agreement and Plan of Merger	Page 52

Section 8.5 Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile, email or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Receipt of a party’s executed signature page to this Agreement by facsimile, email or other electronic transmission with permission to release such signature page shall constitute effective execution and delivery of this Agreement by such party.

Section 8.6 Assignment; No Third-Party Beneficiaries. This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void, except that Parent may assign all or any of its rights and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent without the Company’s prior consent; provided, however, that no assignment shall release Parent of its obligations hereunder. This Agreement is not intended to, and will not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 5.8; (b) unless and until the Effective Time shall have occurred, for the right of holders of Shares (including Restricted Stock), holders of Options, holders of Restricted Stock Units, and holders of Performance Stock Units, as applicable, to pursue claims for damages and other relief, including equitable relief, for any breach of this Agreement by Parent or Merger Sub (including based on loss of the economic benefits of the Transactions to the holders of Company Securities based on the consideration that would have otherwise been payable to such holders, the loss of market value or decline in the stock price of Company Common Stock or otherwise); and (c) from and after the Effective Time, the rights of holders of Shares (including Restricted Stock), holders of Options, holders of Restricted Stock Units, and holders of Performance Stock Units, as applicable, to receive the consideration set forth in Article 1; provided, however, that the rights granted pursuant to clause (b) of this Section 8.6 will only be enforceable on behalf of holders of Company Common Stock (including Restricted Stock), holders of Options, holders of Restricted Stock Units and holders of Performance Stock Units, as applicable, by the Company in its sole and absolute discretion, it being understood and agreed that any and all interests in such claims will attach to such Shares and subsequently transfer therewith and, consequently, any damages, settlements, or other amounts recovered or received by the Company with respect to such claims (net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (i) distributed, in whole or in part, by the Company to the holders of Shares of record as of any date determined by the Company; or (ii) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit.

Section 8.7 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the

Agreement and Plan of Merger	Page 53

provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

Section 8.8 Entire Agreement. This Agreement (including the Company Disclosure Letter and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at Closing) and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement.

Section 8.9 Enforcement; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10 Disclosure Letter. The inclusion of any information in the Company Disclosure Letter shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

Section 8.11 Non-Recourse. Any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against Persons that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein. No former, current or future direct or indirect equity holders, controlling Persons, shareholders, Representatives, affiliates, members, managers, general or limited partners or assignees of the Company, Parent or Merger Sub or any of their respective affiliates shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub under this Agreement or of or for any action, suit, arbitration, claim, litigation, investigation, or proceeding based on, in respect of, or by reason of, the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on Contract, tort, strict liability, other Laws or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a party hereto or another Person or otherwise.

[Signature Pages Follow]

Agreement and Plan of Merger	Page 54

IN WITNESS WHEREOF, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above.

PARENT:

INSIGHT ENTERPRISES, INC.

By:	/s/ Kenneth T. Lamneck
Name:	Kenneth T. Lamneck
Title:	President and Chief Executive Officer

MERGER SUB:

REEF ACQUISITION CO.

By:	/s/ Kenneth T. Lamneck
Name:	Kenneth T. Lamneck
Title:	President and Chief Executive Officer

Agreement and Plan of Merger	Signature Page

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed as of the date first written above.

COMPANY:

DATALINK CORPORATION

By:	/s/ Paul F. Lidsky
Name:	Paul F. Lidsky
Title:	Chief Executive Officer

Agreement and Plan of Merger	Signature Page

Exhibit A

Definitions

As used in this Agreement, the following terms have the following meanings:

“Action” means any claims, charges, complaints, actions, suits, arbitration, inquiries, proceedings, injunctions, demands, litigations, citations, summons, subpoenas, audits or investigations of any nature, whether at law or in equity, by or before any Governmental Authority.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Business Days” means “Business Days” as defined in Rule 14d-1(g)(3) promulgated by the SEC under the Exchange Act.

“Code” means the Internal Revenue Code of 1986.

“Company Employees” means the employees of the Company as of the Effective Time.

“Company Material Adverse Effect” means any effect, change, event, condition, occurrence, development or state of facts or circumstances that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect (except, in the case of clauses (a) through (e) and (j) below, to the extent such condition has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses):

(a) changes in conditions in the global economy or capital or financial markets generally;

(b) changes in general regulatory, political, economic or financial conditions in the United States or any foreign jurisdiction;

(c) general market or economic conditions in the industry or industries in which the Company operates;

(d) changes in applicable Law or interpretations thereof;

(e) changes in GAAP or other accounting principles or the interpretation thereof;

(f) any change in the Company’s stock price or trading volume, any decrease in the ratings or ratings outlook for the Company or any of its Subsidiaries, or any failure by the Company to meet (or the publication of any report regarding) any projections, forecasts, budgets, estimates or outlook of or relating to the Company or its Subsidiaries, including with respect to revenues or earnings or other internal or external financial or operating projections (it being agreed that the underlying facts and circumstances giving rise to the foregoing occurrences may, subject to the other limitations set forth in this definition, be taken into account in determining whether a Company Material Adverse Effect has occurred);

(g) the announcement or pendency of this Agreement or the Transactions, the execution, announcement, performance or existence of this Agreement, the identity of the parties hereto or any of their respective Affiliates, Representatives or financing sources (including any actual or potential loss or impairment after the date hereof of any Contract or business relationship as a result of any of the foregoing) or any Action brought or threatened by shareholders of the Company asserting allegations of breach of fiduciary duty relating to this Agreement or the Transactions; provided, that with respect to references to Company Material Adverse Effect in the representations and warranties expressly set forth in Section 2.3 and Section 2.18(b), the exception set forth in this clause (g) shall not apply;

(h) the taking or not taking of any action at the request of or with the express consent of Parent or Merger Sub or as expressly required by this Agreement (including any actual or potential loss or impairment after the date hereof of any Contract or business relationship as a result of any of the foregoing);

(i) any event, condition, or circumstance that is disclosed on Schedule A of the Company Disclosure Letter;

(j) the threat, occurrence, escalation, outbreak or worsening of any force majeure event, acts of God, acts of war, police or military action, armed hostilities, sabotage or terrorism; and

(k) the occurrence of any natural disaster.

“Consent” means any consent, approval, order or authorization of, or registration, declaration or filing.

“Contract” means any contract, agreement, arrangement, instrument, commitment, loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, or obligation.

“Environmental Laws” means any applicable federal, state or local law or other legal requirement pertaining to pollution, the protection, restoration or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety, including any law or legal requirement relating to Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934.

Agreement and Plan of Merger	Exhibit A, Page 2

“Hazardous Substances” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum products, and any other chemical waste, substance or material listed in or regulated or identified in any Environmental Law.

“Independent Contractor” means any Person who has performed services for the Company or any of its Subsidiaries as an Independent Contractor or consultant and who has received (or will receive for 2013) a Form 1099-MISC from the Company or any of its Subsidiaries reporting any compensation received by such Person in exchange for the services performed by such Person for the Company or any of its Subsidiaries.

“Intervening Event” means an event, fact, development or occurrence with respect to the Company or any of its Subsidiaries occurring or arising after the date hereof that (i) was not known by or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) as of the date hereof to the Company Board and (ii) does not relate to (A) any Takeover Proposal, (B) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, (C) the timing of any consents, registrations, approvals, permits, clearances or authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from any Governmental Authority in connection with this Agreement and the consummation of the Merger and the Transactions, (D) the fact, in and of itself, that the Company meets or exceeds any internal or analysts’ expectations or projections for the results of operations for any period ending on or after the date hereof (provided that the exception in this clause (D) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying the Company meeting or exceeding such metrics from being taken into account in determining whether an Intervening Event has occurred) and (E) any changes after the date hereof in the market price or trading volume of the Shares (provided that the exception in this clause (E) shall not prevent or otherwise affect any such event, fact, development or occurrence underlying such change in market price or trading value from being taken into account in determining whether an Intervening Event has occurred).

“IRS” means the United States Internal Revenue Service.

“Knowledge” and similar phrases mean the actual knowledge, after reasonable inquiry, of each of (a) in the case of the Company, its Chief Executive Officer, its Chief Financial Officer, its Chief Operating Officer and its Executive Vice President, Human Resources; and (b) in the case of Parent or Merger Sub, their executive officers.

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), lease, sublease, license, claim, security interest, charge or encumbrance or transfer restriction of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights, in each case other than (i) any Lien for Taxes which are not yet due or which are being contested in good faith; (ii) Liens securing indebtedness or liabilities that are reflected in the Company Disclosure Letter or the Company SEC Reports; (iii) such non-monetary Liens or other imperfections of title, if any, that are not materially adverse to the Company and its Subsidiaries, including (A) easements whether or not shown by the public

Agreement and Plan of Merger	Exhibit A, Page 3

records, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the property, (B) any supplemental Taxes or assessments not shown by the public records and (C) title to any portion of the premises lying within the right of way or boundary of any public road or private road; (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations; (v) Liens disclosed on existing title reports or existing surveys which have (together with all title exception documents) been delivered to Parent; (vi) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens incurred in the ordinary course of business for amounts not yet due or which are being contested in good faith and for which adequate accruals or reserves have been established, in each case, to the extent required by GAAP; (vii) in the case of leased real property, any Lien to which the fee or any other interest in the leased premises is subject; and (viii) other Liens that would not reasonably be expected to significantly impair the marketability, value or use of the assets subject to such Liens.

“Material Supplier” means any of, or any Subsidiaries of or successors to, any of the Persons set forth in Section 2.18(a)(vii) of the Company Disclosure Letter.

“NASDAQ” means the NASDAQ Global Market (a listing tier of the registered national securities exchange operated by The NASDAQ Stock Market LLC).

“Option” means any option granted to a current or former employee, director or Independent Contractor of the Company or any predecessor thereof to purchase Shares pursuant to any of the Stock Plans.

“Option Consideration” means, with respect to any Share issuable under a particular Option, whether vested or unvested, an amount (not less than zero) equal to (a) the Merger Consideration, without interest; less (b) the exercise price payable in respect of each Share issuable under such Option.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practice or a reasonable extension thereof taking into account the facts and circumstances in existence from time to time.

“Parent Material Adverse Effect” means any effect, change, event, condition, occurrence, development or state of facts or circumstances that, individually or in the aggregate, has or would reasonably be expected to prevent, or materially impair or delay, the ability of either Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Merger or the other Transactions.

“Performance Stock Unit” means any award of a right (other than awards of Options) entitling the holder thereof to Shares or cash equal to or based on the value of Shares that has been issued pursuant to any of the Stock Plans subject to performance-based vesting conditions.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

Agreement and Plan of Merger	Exhibit A, Page 4

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms.

“Pro Forma 8-K” means a Current Report on Form 8-K to be filed by Parent at or prior to Closing, which 8-K will include pro forma financial statements prepared by Parent with respect to the Transactions (including as contemplated by Article 11 of Regulation S-X) and historical financial statements of the Company as contemplated by Rule 3-05 of Regulation S-X (including financial statements for the period as of and ending September 30, 2016).

“Restricted Stock” means any Share that has been issued as a restricted stock award pursuant to any of the Stock Plans.

“Restricted Stock Unit” means any award of a right (other than awards of Options or Performance Stock Units) entitling the holder thereof to Shares or cash equal to or based on the value of Shares that has been issued pursuant to any of the Stock Plans.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Specified Securities” means any (a) direct obligations of the United States or any agency thereof or obligations guaranteed by the United States or any agency thereof; (b) commercial paper with a rating of at least A-1 by Standard & Poor’s, or P-2 by Moody’s Investors Service, Inc., that is scheduled to mature not more than ninety days after the date of issue and that is issued by a corporation organized under the Laws of the United States or any state thereof; (c) deposits (including time deposits and certificates of deposit that are scheduled to mature not more than ninety days after the date of issue) with or issued by a bank or trust company organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $500,000,000; or (d) money market funds that invest only in securities described in clauses (a) through (c) above.

“Stock Plans” means any plan or agreement under which any outstanding restricted Share, option to purchase Shares, or any other award of a right entitling the holder thereof to Shares or cash equal to or based on the value of Shares has been issued or granted to a current or former employee, director or Independent Contractor of the Company or any predecessor thereof, including the Company’s 2000 Director Stock Option Plan, 2009 Incentive Compensation Plan, 2011 Incentive Compensation Plan and Deferred Stock Unit Master Agreements.

“Subsidiary” means, with respect to any party, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such party (or another Subsidiary of such party) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity; or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

Agreement and Plan of Merger	Exhibit A, Page 5

“Superior Proposal” means an unsolicited, bona fide written Takeover Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) made by a third party that the Company Board determines in good faith, after consultation with outside legal counsel and the Company Financial Advisor (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated, would be more favorable to the shareholders of the Company from a financial point of view than the Merger, in each case taking into account all relevant legal, regulatory, financing (including certainty of financing) and other factors (after giving effect to all adjustments to the terms of the Merger offered by Parent (including pursuant to Section 5.7(d)(ii)).

“Takeover Proposal” means any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its Affiliates) contemplating or otherwise relating to any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction involving the Company or any of its Subsidiaries and (i) in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly would acquire or own beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of the Company or any surviving entity or the resulting direct or indirect parent of the Company or such surviving entity or (ii) in which the Company would issue securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; (b) any sale, lease, exchange, transfer, extraordinary dividend, license, acquisition or disposition of any business or businesses or assets of the Company or any of its Subsidiaries in each case that would constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries; or (c) any liquidation or dissolution of the Company.

“Tax” or “Taxes” means all taxes, charges, fees, levies or other assessments in the nature of a tax including income, franchise, profits, corporation, capital gains, capital stock, estimated, production, environmental, goods and services, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, unemployment, severance, occupation, import, custom, stamp, capital, alternative, add-on minimum or other governmental taxes, imposed by any Tax Authority, including any interest, penalties, fines or additions to tax applicable or related thereto.

“Tax Authority” means any Governmental Authority or subdivision or agency thereof exercising any authority to impose, regulate or administer the imposition of Taxes.

“Tax Return” means any return, election, report, claim for refund, declaration, statement, certificate, bill, schedule or other document, together with all amendments, attachments and supplements thereto, required to be filed with any Tax Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Agreement and Plan of Merger	Exhibit A, Page 6

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries).

“Transactions” means the Merger, the Voting Agreement and the other transactions contemplated by this Agreement.

The following terms have the meanings set forth in the sections of this Agreement indicated below:

2016 Annual Report	Section 6.2	(g)
Acceptable Confidentiality Agreement	Section 5.7	(b)
Agreement	Preamble
Anti-Bribery Laws	Section 2.14	(a)
Antitrust Laws	Section 5.4	(b)
Articles of Merger	Section 1.2	(b)
Bankruptcy and Equity Exception	Section 2.3	(a)
Board Actions	Section 2.3	(e)
Board of Directors	Recitals
Board Recommendation	Section 2.3	(e)
Book-Entry Shares	Section 1.7	(b)
Certificate	Section 1.7	(b)
Closing	Section 1.2	(a)
Closing Date	Section 1.2	(a)
Company	Preamble
Company 401(k) Plan	Section 5.2	(d)
Company Adverse Change Recommendation	Section 5.7	(d)(i)
Company Board	Recitals
Company Charter Documents	Section 2.1	(b)
Company Common Stock	Recitals
Company Disclosure Documents	Section 2.8
Company Disclosure Letter	Article 2
Company Financial Advisor	Section 2.9
Company Financial Statements	Section 2.5	(b)
Company Intellectual Property	Section 2.15	(a)
Company Leases	Section 2.19	(c)
Company Material Contract	Section 2.18	(a)
Company Registered Intellectual Property	Section 2.15	(b)
Company SEC Reports	Section 2.5	(a)
Company Securities	Section 2.2	(d)
Company Shareholders Meeting	Section 5.1	(a)
Confidentiality Agreement	Section 5.6	(b)
Constituent Corporations	Section 1.1
Continuing Employees	Section 5.2	(a)

Agreement and Plan of Merger	Exhibit A, Page 7

Credit Agreement	Section 5.13
D&O Insurance	Section 5.8	(b)
Dissenters’ Rights	Section 1.6	(a)
Dissenting Shares	Section 1.6	(a)
Effective Time	Section 1.2	(b)
Employee Benefit Plan	Section 2.10	(a)
ERISA Affiliate	Section 2.10	(f)
ERISA Plan	Section 2.10	(a)
Exchange Fund	Section 1.7	(a)
Existing Indemnification Rights	Section 5.8	(a)
GAAP	Section 2.5	(b)
Governmental Authority	Section 2.3	(c)
Group Securities	Section 2.4
HSR Act	Section 2.3	(c)
Indemnified Party	Section 5.8	(a)
In-licensed Intellectual Property	Section 2.15	(c)
Intellectual Property	Section 2.15	(a)
IT Assets	Section 2.16	(b)
Judgment	Section 2.3	(b)
Law	Section 2.3	(b)
Leased Real Property	Section 2.19	(c)
Management Accounts	Section 2.5	(g)
Maximum Amount	Section 5.8	(b)
MBCA	Recitals
Merger	Recitals
Merger Consideration	Section 1.5	(a)(i)
Merger Sub	Preamble
New Plans	Section 5.2	(c)
Other Antitrust Laws	Section 5.4	(b)
Outside Date	Section 7.1	(b)(i)
Parent	Preamble
Paying Agent	Section 1.7	(a)
Plan of Merger	Preamble
Proxy Statement	Section 2.3	(c)
Representatives	Section 5.7	(a)
Required Company Shareholder Vote	Section 2.3	(a)
Sarbanes-Oxley Act	Section 2.5	(d)
Share or Shares	Recitals
Significant Customers	Section 2.22
Special Committee	Section 2.3	(d)
Surviving Corporation	Section 1.1
Termination Fee	Section 7.3	(b)
Transaction Litigation	Section 5.12
Voting Agreement	Recitals

Agreement and Plan of Merger	Exhibit A, Page 8

Exhibit B

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF

DATALINK CORPORATION

1. Name. The name of the corporation is Datalink Corporation.

2. Registered Office and Registered Agent. The address of the registered office of the corporation in Minnesota is 100 South 5th Street, Suite 1075, Minneapolis, Minnesota 55402. The registered agent of the corporation at such address is CT Corporation System Inc.

3. Authorized Shares. The aggregate number of shares that the corporation is authorized to issue is 1,000 shares, par value $0.001 per share, all of which shares are designated as common shares.

4. No Cumulative Voting. There shall be no cumulative voting by the shareholders of the corporation.

5. No Preemptive Rights. The shareholders of the corporation shall not have any preemptive rights arising under the Minnesota Business Corporation Act. This provision is not applicable to rights arising in connection with a designation of rights and preferences of a series of preferred stock or arising under contract.

6. Limitation of Directors’ Liability. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, modification nor repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

7. Written Action by Directors. An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or consented to by authenticated electronic communication, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present. A written action may be signed in separate counterparts.

8. Written Action by Shareholders. At any time that the corporation is not a “publicly held corporation” (as defined by Minnesota Statutes Section 302A.011, Subd. 40), an action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic

Agreement and Plan of Merger	Exhibit B, Page 1

communication, by shareholders having voting power equal to the voting power that would be required to take the same action at a meeting of the shareholders at which all shareholders were present, but in no event may written action be taken by holders of less than a majority of the voting power of all shares entitled to vote on that action.

9. No Dissenters’ Rights for Articles Amendments. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a shareholder of the corporation shall not be entitled to dissent from, and obtain payment for the fair value of the shareholder’s shares in the event of, an amendment of the articles of incorporation.

10. Control Share Acquisitions. Minnesota Statutes Section 302A.449, Subd. 7, and 302A.671 (all as may be amended from time to time) concerning Control Share Acquisitions shall not apply to this corporation.

Agreement and Plan of Merger	Exhibit B, Page 2

Exhibit C

VOTING AGREEMENT

Agreement and Plan of Merger	Exhibit C, Page 1